UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2014

NEOSTEM, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33650 (Commission File Number)	22-2343568 (IRS Employer Identification No.)

420 Lexington Avenue, Suite 350, New York, New York 10170
(Address of Principal Executive Offices)(Zip Code)

(212) 584-4180
Registrant's Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
Item 3.02. Unregistered Sales of Equity Securities.

Closing of California Stem Cell Acquisition

On May 8, 2014 (the “Closing”), NeoStem, Inc., a Delaware corporation (“NeoStem” or the “Company”) closed its acquisition (the “CSC Acquisition”) of California Stem Cell, Inc., a Delaware corporation (“CSC”), pursuant to the terms of the previously-announced Agreement and Plan of Merger, dated as of April 11, 2014 (the “Merger Agreement”), by and among NeoStem, CSC, NBS Acquisition Sub I, Inc., a Delaware corporation and a wholly-owned subsidiary of NeoStem (“Subco”), NBS Acquisition Sub II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of NeoStem (“Subco II”), and Jason Livingston, solely in his capacity as CSC stockholder representative (together with his permitted successors, the “CSC Representative”). At Closing, Fortis Advisors LLC succeeded to the duties of the CSC Representative pursuant to the Merger Agreement.

Pursuant to the Merger Agreement, on the Closing Date, (1) Subco was merged with and into CSC (the “First Merger”) and (2) CSC was then merged with and into Subco II (the “Second Merger”, and collectively with the First Merger, the “Mergers”), with Subco II surviving the Mergers as a wholly-owned subsidiary of NeoStem. At Closing, Subco II changed its legal name to NeoStem Oncology, LLC. In this Current Report on Form 8-K, we sometimes use the terms “CSC”, “NeoStem Oncology, LLC” or “Surviving Company” to refer to the wholly-owned subsidiary of NeoStem which is the survivor of the Mergers.

CSC (which after the Mergers is known as NeoStem Oncology, LLC) is a biopharmaceutical company with deep expertise in stem cell biology that is engaged in the development of therapies using a patient’s own, i.e., autologous, cells. To date, CSC’s development efforts have been directed at immunotherapies for cancer, regenerative medicine for motor neuron replacement and dermatology. CSC’s most advanced program is an immunotherapy, Melapuldencel-T, which uses patients’ own tumor cells to maximize the ability of their immune system to identify and eliminate the cancer initiating (stem) cells that are capable of reconstituting or developing new tumors (i.e., “replicating cells”). The focus of that program is the treatment of metastatic melanoma. As a result of encouraging Phase 2 data, CSC expects to initiate a Phase 3 clinical trial later in 2014, for which it has received Special Protocol Assessment (“SPA”) and Fast Track designation, as well as Orphan Drug designation. CSC maintains corporate offices and research facilities in Irvine, California. Further information with respect to CSC’s business and the risk factors associated therewith appears below under the respective captions “Business of CSC” and “Risk Factors.”
Capitalized terms used but not otherwise defined in this Current Report on Form 8-K shall have the respective meanings ascribed to such terms in the Merger Agreement.
Aggregate Merger Consideration

Pursuant to the terms of the Merger Agreement, all shares of CSC common stock (“CSC Common Stock”) and CSC preferred stock (“CSC Preferred Stock”, and collectively with the CSC Common Stock, the “CSC Capital Stock”) outstanding immediately prior to the Closing, were canceled and converted into the right to receive, in the aggregate (and giving effect to the liquidation preferences accorded to the CSC Preferred Stock):

(1)	An aggregate of 5,329,593 shares of NeoStem common stock (subject to payment of nominal cash in lieu of fractional shares) (the “Closing Merger Consideration”).

(2)
If payable after the Closing, certain milestone payments in an amount of up to $90 million in the aggregate, payable in shares of NeoStem common stock or cash, in NeoStem’s sole discretion, in the event of the successful completion of certain milestone events in connection with the CSC business acquired by NeoStem (the “Milestone Payments”, and together with the Closing Merger Consideration, the “Merger Consideration”). The Milestone Payments that may become payable after Closing (including the relevant payment procedures) are described in greater particularity in NeoStem’s Current Report on Form 8-K filed on April 14, 2014 under the caption “Aggregate Merger Consideration - Milestone Payments,” which discussion is incorporated by reference herein.

The merger consideration as provided in the Merger Agreement was negotiated at arms’ length between the parties.

Payment of Closing Merger Consideration

In accordance with the Merger Agreement, at the Closing and following payment by NeoStem of CSC's current transaction expenses in an aggregate amount of $1.8 million, NeoStem issued (or shall issue, following compliance with letter of transmittal procedures, as applicable) the shares of NeoStem common stock constituting the Closing Merger Consideration, subject to payment of nominal cash in lieu of fractional shares, as follows (and giving effect to the liquidation preferences accorded to the CSC Preferred Stock):

(1)
3,744,740 shares of NeoStem restricted common stock shall be distributed to the former holders of CSC Common Stock and CSC Preferred Stock (collectively, the “CSC Securityholders”), following compliance with letter of transmittal procedures.

(2)
1,332,399 shares of NeoStem restricted common stock (the “Escrow Amount”) were deposited with the escrow agent, who is initially NeoStem’s transfer agent (the “Escrow Agent”), to be held on behalf of the former CSC Securityholders for a period of 15 months.

(3)
252,454 shares of NeoStem restricted common stock (the “CSC Expenses Escrow Amount”) were deposited with the Escrow Agent, to be held on behalf of the former CSC Securityholders for a period of 12 months.

Escrow Agreement

In accordance with the Merger Agreement, NeoStem has deposited the shares of NeoStem common stock constituting the Escrow Amount and the CSC Expenses Escrow Amount with the Escrow Agent for eventual distribution to the former CSC Securityholders (subject to adjustment following the Closing in connection with any indemnification claims, all in accordance with the Merger Agreement). Pursuant to the Escrow Agreement entered into at Closing by and among NeoStem, CSC, the CSC Representative and the Escrow Agent (the “Escrow Agreement”), the escrow of the Escrow Amount and the CSC Expenses Escrow Amount will continue from Closing until the 15-month anniversary of the Closing and the 12-month anniversary of the Closing, respectively. The amount of shares ultimately released from escrow to the former CSC Securityholders may (i) in the case of the Escrow Amount, be less than the full Escrow Amount to the extent any portion thereof is required to be applied to cover indemnification claims and (ii) in the case of the CSC Expenses Escrow Amount, be less than the full CSC Expenses Escrow Amount in the event that 50% of the amount of certain offsetting funds received by CSC in the 12 months after Closing from the license of CSC technology, pursuant to grant programs on account of CSC technology or pursuant to donations related to any of CSC’s clinical programs (“CSC Expenses Offset Payments”) does not equal at least $1.8 million, in each case in accordance with the terms of the Merger Agreement. The terms of the escrow arrangements covering the escrowed portions of the Closing Merger Consideration are described in greater particularity in NeoStem’s Current Report on Form 8-K filed on April 14, 2014 under the caption “Aggregate Merger Consideration - Escrow Agreement,” which discussion is incorporated herein by reference. The foregoing description of the Escrow Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Escrow Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Private Placement; Transfer Restrictions

The offer and sale of the shares of NeoStem common stock to be issued pursuant to the Merger Agreement (including the Closing Merger Consideration and any Milestone Payments made in shares) have been made in a private placement in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), for transactions by an issuer not involving a public offering, and/or Regulation D under the Securities Act. All certificates evidencing shares of NeoStem common stock issuable in connection with the transactions will bear a standard restrictive legend under the Securities Act. Any portions of the Closing Merger Consideration not deposited into escrow at Closing (the “Closing Share Consideration”) may not be transferred, directly or indirectly, without the consent of NeoStem until the first anniversary of the Closing; provided that following the six-month anniversary of the Closing, this restriction shall lapse with respect to 1,872,370 of the Closing Share Consideration.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated herein by reference. The provisions of the Merger Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement and are not intended as a document for investors and the public to obtain factual information about the current state of affairs of the parties to that document. Rather, investors and the public should look to other disclosures contained in NeoStem’s filings with the SEC.

BUSINESS OF CSC

Overview

CSC (the entity formerly known as “California Stem Cell, Inc.” which is now NeoStem’s wholly-owned “NeoStem Oncology, LLC” subsidiary) is a biopharmaceutical company with deep expertise in stem cell biology that is engaged in the development of therapies using a patient’s own, i.e., autologous, cells. To date, CSC’s development efforts have been directed at immunotherapies for cancer, regenerative medicine for motor neuron replacement and dermatology. CSC’s most advanced program is an immunotherapy which uses patients’ own tumor cells to maximize the ability of their immune system to identify and eliminate the cancer initiating (stem) cells that are capable of reconstituting or developing new tumors, i.e., “replicating cells”. The focus of that program is for the treatment of metastatic melanoma. As a result of encouraging Phase 2 data, we expect to initiate a Phase 3 clinical trial later in 2014 for which Special Protocol Assessment (“SPA”), Fast Track designation, and Orphan Drug designation have been received.

The proprietary science and technology of CSC was developed by internationally recognized cancer expert, Dr. Robert Dillman, formerly Chief Medical Officer of CSC and now VP, Oncology at NeoStem. Dr. Dillman has directed a research laboratory focused on patient-specific cell therapies for more than 20 years and is an internationally recognized leader in cancer immunotherapy approaches, including monoclonal antibodies, adoptive cell therapies, IL-2, and cancer vaccines. He chaired the Cancer Biotherapy Research Group from 1990-99, and is a past President of the Society for Immunotherapy of Cancer (SITC). Dr. Dillman has served as the Executive Medical Director of the Hoag Hospital Institute for Research and Education and as a Clinical Professor of Medicine at the University of California, Irvine.

Overview of Cancer Immunotherapy

The immune system deals with cells and organisms that express foreign antigens by a process of antigen presentation to T cells then communication with B cells. This is followed by the production of cytotoxic T cells that can recognize antigens, and the production by differentiated B cells of antibodies that target those antigens. The system also has a memory process so that if an antigen is seen again, the immune response is mobilized even faster. T cells are capable of killing tumor cells. However, there are feedback mechanisms in many diseases, particularly cancer, that can turn off and/or repress the processes of antigen recognition and immune response.

Some experts have suggested that within 10 years, 60% of cancers will be treated with immunotherapy (Nature, Vol. 508, 3 April 2014). Immune responses can be induced and/or enhanced by vaccination using a single or handful of well-characterized tumor antigens. Injections of exogenously expanded cytotoxic T cells that recognize a single antigen on a patient’s cancer have been shown to eliminate metastatic disease in a subset of patients. However, cancers do not express a single antigen. Further, it is now known that most of these mutations are unique to that patient’s cancer; so it is not surprising that approaches that have involved immunization with only one or a few antigens, or injections of someone else’s cultured tumor cells have not been successful.

We believe that a better approach would involve a broader array of antigens and would utilize the patient’s own tumor, also known as autologous tumor. A number of those methods that have been tried have sought to draw antigens from an entire tumor mass. However, the cells of interest are the cancer stem cells or replicating cells, those with indefinite multiplicative capability. Only a few of those cells are present in the tumor mass, perhaps as few as 1/100,000 cells have this potential. Moreover, the tumor mass by definition includes a variety of other cells, such as immune cells, blood cells and other cells, some or many of which may inhibit or otherwise interfere with antigen recognition.

CSC’s approach is different in two fundamental ways from other autologous therapies: (i) it presents to the patient’s immune system the entire spectrum of antigens from that patient’s own tumor and (ii) it separates out and re-administers just those cells from the patient’s tumor that are self-renewing, that is, those that can regenerate the cancer and cause metastatic spread against which an immune response is most needed. Those cells are pretreated with radiation and are incubated with dendritic cells to optimize presentation of the tumor initiating cell antigens to the T cells.

Basic and clinical research have established that in some patients there is the ability to recognize tumor antigens, but as a result of their disease there are mechanisms that interfere with this process, while other patients have an existing immune recognition of tumor antigens, but their immune response is being suppressed. This is the basis for the new monoclonal antibody therapies such as anti-CTLA4, anti-PD-1, and anti-PD-L1 that are providing clinical benefit in the setting of metastatic melanoma. These so-called “checkpoint” inhibitors, i.e., drugs that block checkpoint proteins, work by either stimulating an existing immune response to tumor antigens, or liberating a repressed immune response to tumor antigens. However, their mechanisms of action rely on pre-existing recognition of tumor antigens by the immune system. CSC’s approach is different in that it is designed to induce or enhance recognition of all the tumor antigens expressed on the tumor’s self-renewing cells. In other words, the therapy’s intent is to increase the “target” specifically, its self-renewing stem cells.

All immunotherapy products developed using this platform will require approval of a Biologics License Application (“BLA”) prior to being marketed.

Melapuldencel-T for Malignant Melanoma

Melapuldencel-T is an autologous initiating (stem) cell immune based therapy intended to eliminate the tumor cells capable of causing disease recurrence and is initially directed at patients with metastatic melanoma. CSC’s immunotherapeutic approach uses the patient’s isolated and purified tumor stem cells to train the immune system (Killer T-cells, CD8+) to identify and eliminate cancer stem cells, the root cause of tumor formation and the key drivers of tumor escape, tumor genesis, self-renewal and recurrence of cancer. We believe this platform technology is applicable for a broad spectrum of solid tumor cancers.

In a Phase 2 randomized clinical trial of subcutaneously injected Melapuldencel-T conducted by Dr. Dillman, Melapuldencel-T improved two year overall survival in patients with advanced melanoma (recurrent Stage III or Stage IV) to 72% compared to 31% for control patients treated with only their own tumor cells suspended in granulocyte macrophage colony-stimulating factor (GM-CSF) (p=0.007). The toxicity profile was favorable with no grade IV and only one grade III (allergic reaction) event in the study. The allergic reaction was attributed to the granulocyte macrophage colony-stimulating factor (GM-CSF), an FDA-approved immune stimulant used in the final drug formulation. There were no other significant toxicities seen in either an earlier single-arm Phase 2 trial or this randomized Phase 2 trial. Local injection site reactions, such as skin irritation and itching, did occur, but the symptoms dissipated within hours after the injection. There were no significant adverse effects on hematopoietic cells or renal function, liver function, or patient performance status.

Melapuldencel-T is intended to be given after surgery, radiation, chemotherapy, targeted therapies, or other immunotherapies that decrease the total cancer volume, but do not eliminate the cancer initiating (stem) cells or progenitor cells. The treatment can also be given prior to other treatments. The process starts with the collection from a patient of tumor from a site of metastatic disease, which is then transported to CSC’s cell biology laboratory. From this tumor specimen, a tumor cell line is established whose cells have the features of cancer “stem cells” or “progenitor” cells. Over the course of a few weeks, these cells are treated with radiation therapy and frozen in a process called cryopreservation. The patient then undergoes a procedure called leukopheresis through which peripheral blood mononuclear cells are collected. These cells are cultured in the laboratory to derive antigen-presenting cells, otherwise called dendritic cells. The dendritic cells and tumor cells are incubated together during which the tumor cells are internalized by the dendritic cells. The product is then administered by subcutaneous injection over an approximately six-month period in combination with GM-CSF. The dendritic cells present the tumor cell antigens to the T lymphocytes of the patient’s immune system which results in the expansion of immune cells that can recognize and destroy tumor cells as well as production of antibodies against the tumor antigens.

The therapy is described as an irradiated autologous in vitro proliferating melanoma cell line loaded onto an autologous dendritic cell combined with GM-CSF. Unlike approved and many experimental dendritic cell therapies which are simply a means of presenting to the patient’s immune system the broad array of antigens associated with the cancer stem cells, the CSC therapy is designed to specifically expose the immune targets of the cancer initiating (stem) cells that make cancer lethal. This focuses the immune attack on the specific elements of the tumor that enable it to grow and metastasize, which is not the case with currently available approaches. Further, in CSC’s randomized Phase 2 trial survival was better in patients whose immune system was exposed to antigens presented by the exogenously expanded dendritic cells, rather than just by injecting the irradiated cancer cells themselves.

CSC has obtained FDA agreement on the Melapuldencel-T Phase 3 clinical trial for metastatic melanoma through a Special Protocol Assessment (SPA) and has received Fast Track designation, as well as Orphan Drug designation. The protocol calls for enrolling 250 patients (with potential overenrollment by approximately 10%) and is expected to cost approximately $25 million. The study is a randomized, double-blind placebo-controlled trial in patients with stage IV disease and recurrent stage III disease. Patients may be enrolled regardless of prior therapy, they are not restricted in terms of therapy at the time they would be receiving Melapuldencel-T and there is no subsequent restriction after they have completed that therapy. The key entry criterion is that the patient must have had a tumor resected from which a stem cell has been able to establish the self-renewing cell line. The study is expected to be initiated later in 2014.

Other Development Activities

CSC’s immunotherapeutic approach is a platform technology that CSC believes could be expanded into other indications, such as hepatocellular carcinoma and other immune responsive tumor types. CSC’s preclinical regenerative medicine program utilizes proprietary stem cell-derived cell lines as cell replacement therapies for potential use in neuromuscular diseases (“ALS”). Its dermatology program consists of proprietary stem cell-derived serum applicable for skin health and maintenance. CSC’s product candidate works by inducing the proliferation of keratinocytes, cells that play an integral role in maintaining the structural integrity of the epidermis. The CSC formulation provides skin growth factors that stimulate skin stem cells to renew, giving rise to new skin cell progenitors.

Manufacturing Capabilities

Since its founding in 2005, CSC has developed processes for the scalable production of high-purity human stem cells and their derivatives which present the unique opportunity to develop cost effective DC-TC (tumor-loaded dendritic cell) therapeutics. CSC’s development programs are supported by manufacturing processes, test methods and proprietary media that enable controlled, current Good Manufacturing Practice (“cGMP”)-compliant production of critical, high-purity cell product. CSC employs 31 people and has its own manufacturing facility at its Irvine, CA headquarters.

CSC produces cancer initiating (stem) cell lines with purities above 90% using its proprietary media that enables rapid generation and high yields versus competing technologies. Cancer initiating (stem) cells from different tumors are each unique and have diverse properties that impact how they differentiate into clinically useful cell types (purity) and to what extent they proliferate (yield). This proprietary process of manufacturing cancer initiating (stem) cells and differentiated cell products is protected through a combination of patents, know how, and a division of labor amongst CSC’s employees.

Corporate Information

Prior to the Mergers, CSC was a privately-held Delaware corporation. CSC maintains offices at 18301 Von Karman Ave., Suite 130, Irvine, California 92612 and its telephone number is (949) 725-1750. CSC maintains a website at www.californiastemcell.com. The contents of CSC’s website are not incorporated by reference into this Current Report on Form 8-K and will not be deemed a part hereof.

You are urged to read the historical financial statements of CSC, together with the pro forma financial statements of the combined company giving effect to the Mergers, included in this Current Report on Form 8-K.

INTERESTS OF CERTAIN PERSONS IN THE MERGERS

Employment Arrangements
Concurrently with the execution of the Merger Agreement, CSC entered into a three-year employment agreement with Hans S. Keirstead, Ph.D. (CSC’s President and CEO prior to the Mergers), pursuant to which Dr. Keirstead has agreed to continue to serve as CSC’s President effective upon and following the Closing. The employment agreement provides for (i) base salary of $285,000, (ii) eligibility for bonus or incentive compensation of up to 30% of base salary, (iii) discretionary equity awards, (iv) reimbursement of certain expenses and (v) participation in employee benefit plans and programs. In the event that Dr. Keirstead’s employment is terminated without cause (as defined in the employment agreement), the employment agreement provides that Dr. Keirstead would be entitled to three months’ base salary plus any accrued amounts owing him through the termination date. Concurrently with the execution of the Merger Agreement, Dr. Keirstead also entered into a Restrictive Covenants Agreement with NeoStem and CSC, pursuant to which, among other things, Dr. Keirstead agreed to certain transfer restrictions with respect to the securities of CSC owned by him and the shares of NeoStem common stock to be received by him as his portion of the Closing Merger Consideration, as well as certain non-competition and non-solicitation covenants.
Robert Dillman, M.D. (CSC’s Chief Medical Officer prior to the Mergers) entered into an offer letter of employment with NeoStem on May 5, 2014, whereby Dr. Dillman has been appointed NeoStem’s VP, Oncology effective as of the Closing, with Dr. Dillman also continuing to serve as Chief Medical Officer of CSC. The offer letter of employment provides for a base salary of $325,000.
Prior to Closing, Dr. Keirstead beneficially owned 4,081,876 shares of CSC Common Stock, which entitled him to receive at Closing 746,938 shares of NeoStem common stock, representing approximately 14.0% of the Closing Merger Consideration (including shares deposited into escrow at Closing). Prior to Closing, Dr. Dillman beneficially owned 54,666 shares of CSC Common Stock, which entitled him to receive at Closing 10,002 shares of NeoStem common stock, representing approximately 0.2% of the Closing Merger Consideration (including shares deposited into escrow at Closing). On the Closing Date, Dr. Keirstead and Dr. Dillman each was granted an option to purchase 45,000 shares of NeoStem common stock at an exercise price equal to the closing price of the NeoStem common stock on the date of grant, which options are scheduled to vest in three equal installments on each of the first, second and third one-year anniversaries of the grant date, subject to the optionee’s continued employment.
Certain biographical information regarding each of Dr. Keirstead and Dr. Dillman is set forth below:
Hans S. Keirstead, Ph.D. Dr. Keirstead, age 46, served served as President and CEO of CSC since 2005 and was also CSC’s founder. Dr. Keirstead has agreed to continue serving as CSC’s President following the Closing of the CSC Acquisition. Dr. Keirstead is an internationally known stem cell expert and has worked on stem cell-based therapies for late stage cancers, motor neuron diseases, spinal cord injury and retinal diseases. Other management experience includes founder and CEO of Ability Biomedical Corporation, whose technology was sold to Bristol Myers Squibb. He founded and directed the Sue and Bill Gross

Stem Cell Research Center at the University of California at Irvine as a Full Professor of that institute, and served as a Scientific Advisory Committee Member of the California Stem Cell Initiative that resulted in a $3 billion stem cell fund. Dr. Keirstead received his Ph.D. in neuroscience from the University of British Columbia in Vancouver, Canada, for which he received the Cameron Award for the outstanding Ph.D. thesis in the country, and his Post-Doctoral Fellowship from Cambridge University, England.

Robert O. Dillman, M.D. Dr. Dillman, age 67, has served as Chief Medical Officer of CSC since 2011. Dr. Dillman has agreed to continue serving as CSC’s Chief Medical Officer following the Closing of the CSC Acquisition, at which time he was also appointed as NeoStem’s VP, Oncology. Dr. Dillman has served as the Executive Medical Director of the Hoag Hospital Institute for Research and Education, in Newport Beach, California, a position he has held since 2011. Prior to this position he served as Executive Medical Director of the Hoag Family Cancer Institute from 2008-2011, and was Medical Director of the Hoag Cancer Center from 1989-2008. He has also served as a Clinical Professor of Medicine at the University of California, Irvine (“UCI”) since 1989. Dr. Dillman chaired the Cancer Biotherapy Research Group from 1990 to 2002, and is a past President and board Member of the International Society for Immunotherapy of Cancer. Dr.Dillman has directed a cell biology research laboratory focused on patient-specific cell therapies for more than 20 years. He is an internationally recognized leader in cancer immunotherapy approaches, including monoclonal antibodies, adoptive cell therapies, IL-2, and cancer vaccines. He has authored more than 300 medical publications and is recognized internationally for his work in lung cancer, lymphoma, Chronic Lymphocytic Leukemia (CLL), melanoma, and kidney cancers. He was the first physician in Orange County, California to be selected as one of the Best Doctors in America in Hematology and/or Oncology. In 2006, Dr. Dillman was named Orange County Physician of the Year by the Orange County Medical Association. In 2008, he received Hoag Hospital’s first endowed chair, the Grace E. Hoag Endowed Chair of Oncology and in 2010, he became one of only five recipients in the world to receive the Distinguished Service Award from the Society for Immunotherapy of Cancer. Dr. Dillman received his undergraduate degree from Stanford University and medical degree from Baylor College of Medicine. He also completed both his internship and residency in Internal Medicine at Baylor College of Medicine, and served as a Chief Resident. He completed his fellowship in Hematology/Oncology at University of California, San Diego Medical Center.

Continuing Employees
Additionally, pursuant to the terms of the Merger Agreement, NeoStem has agreed to provide to each employee of CSC that NeoStem decides to retain and who accepts an offer of employment with NeoStem (each, a “Continuing Employee”), for no less than 12 months following the Closing, or if shorter, for the period for which they are actually employed, (i) base salary and cash bonus opportunities no less than those provided by CSC prior to the Closing and (ii) welfare benefits and perquisites (subject to certain exceptions) that are generally comparable in the aggregate to those provided by CSC; provided that the foregoing provisions regarding Continuing Employees shall not constitute any obligation on the part of NeoStem to retain, or any right on the part of any person to continued employment or benefits.
In connection with the consummation of the Mergers, and to permit employees of the Company’s NeoStem Oncology, LLC subsidiary to participate in the Company’s 2012 Employee Stock Purchase Plan (the “ESPP”), the NeoStem board of directors amended the ESPP to (i) designate NeoStem Oncology, LLC as a “designated subsidiary” under the ESPP and (ii) provide that prior service with CSC shall be recognized for purposes of determining whether an employee of NeoStem Oncology, LLC is an eligible employee for purposes of the ESPP.
RISK FACTORS

Set forth below are certain risk factors relating to the CSC Acquisition and the CSC business acquired by NeoStem. These are not the only risks of the acquisition and the CSC business, but represent the risks that we believe to be material. The risk factors relating to CSC will apply to the combined company going forward because a substantial portion of the business of the combined company will now consist of CSC’s business. Before investing in NeoStem securities, you should also carefully consider the risk factors associated with NeoStem’s historic business, including those set forth under the caption “Risk Factors” in NeoStem’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on March 13, 2014, and the risk factors and other information contained in NeoStem’s other filings with the SEC from time to time.
RISKS RELATED TO NEOSTEM’S ACQUISITION OF CSC AND THE MERGERS

NeoStem anticipates that it will need substantial additional financing in the future to continue its operations, including the operations of CSC acquired in the CSC Acquisition. If NeoStem is unable to raise additional capital as and when needed, or on acceptable terms, the combined company may be forced to delay, reduce or eliminate one or more of its product development programs or expansion of its contract and manufacturing operations and its business will be harmed.

NeoStem anticipates that it will require substantial additional capital to fund its current operating plan, including, among other things, the continued development of NeoStem’s cell therapy product candidates and the operation, enhancement and expansion of its contract development and manufacturing operations to support its customers and clinical development activities.
The CSC business acquired by NeoStem will require significant additional financing. CSC is a development stage company with no commercial products. CSC’s current clinical development candidate Melapuldencel-T (and any other product candidates) will require significant investment before they can be commercialized. A Phase 3 clinical trial of Melapuldencel-T to treat Stage IV or recurrent melanoma is expected to be initiated in 2014. The combined company’s research and development expenses will increase with the addition of the ongoing activities of the CSC business, particularly as the Phase 3 clinical trial commences with respect to CSC’s lead product candidate Melapuldencel-T. Subject to obtaining regulatory approval of any present or future CSC product candidate, the combined company expects to incur significant commercialization expenses for product sales and marketing. In addition, the research and development expenses associated with NeoStem’s existing products have increased significantly over the past two years as a result of the initiation of the AMR-001 Phase 2 clinical trial in 2012. This trial completed enrollment in December 2013. Research and development expenses also have been increasing with respect to the Company’s T Regulatory Cell Program, particularly due to the licensing of patents, data and collaboration with third parties. The Company's clinical activities are expected to continue to grow as AMR-001 is developed for AMI and other clinical trials for indications are launched under NeoStem’s CD34 Cell Program and T Regulatory Cell Program. These programs will require significant investment over a period of several years before they could be approved by FDA and commercialized by NeoStem, if ever. If the results of the current Phase 2 and other clinical trials are positive, the Company will need to conduct additional clinical studies of the product, including larger and more expensive pivotal Phase 3 studies. To do so, NeoStem will need to raise additional money in the capital markets, enter into collaboration agreements with third parties or undertake some combination thereof. If NeoStem is unsuccessful in these efforts, the Company will likely need to otherwise delay or abandon the foregoing trials.
The amount and timing of NeoStem's future capital requirements also will likely depend on many other factors, including:

•	the scope, progress, results, costs, timing and outcomes of NeoStem’s other cell therapy research and development programs and product candidates;

•	NeoStem’s ability to enter into any collaboration agreements with third parties for its other product candidates and the timing and terms of any such agreements;

•	the costs associated with the consummation of one or more strategic transactions;

•
the timing of and the costs involved in obtaining regulatory approvals for NeoStem’s product candidates, a process which could be particularly lengthy or complex given the FDA's limited experience with marketing approval for cell therapy products;

•	the costs of maintaining, expanding and protecting NeoStem’s intellectual property portfolio, including potential litigation costs and liabilities; and

•
the cost of expansion of NeoStem’s contract development and manufacturing operations, including but not limited to the costs of expanded facilities, equipment costs, engineering and innovation initiatives and personnel.

To both fund the Company’s clinical studies and support its future operations, NeoStem would likely seek to raise capital through a variety of different public and/or private financings vehicles. This could include, but not be limited to, use of NeoStem’s common stock purchase agreement with Aspire Capital, potential warrant exercises, option exercises, issuances of other debt or equity securities in public or private financings, and/or sale of assets. If NeoStem raises capital through the sale of equity, or securities convertible into equity, it would result in dilution to the Company’s then existing stockholders. Servicing the interest and principal repayment obligations under debt facilities could divert funds that would otherwise be available to support research and development, clinical or commercialization activities. In certain cases, NeoStem also may seek funding through collaborative arrangements, that would likely require the Company to relinquish certain rights to its technology or product candidates and share in the future revenues associated with the partnered product.

Future cash requirements of the combined company may vary materially from those currently anticipated because of expenses relating to marketing, advertising, sales, distribution, research and development and regulatory affairs (including the expenses related to clinical trials), as well as the costs of maintaining, expanding and protecting the Company’s intellectual property portfolio, including potential litigation costs and liabilities. Ultimately, the Company may be unable to raise capital or enter into collaborative relationships on terms that are acceptable to us, if at all. The Company’s inability to obtain necessary capital or financing to fund its future operating needs could adversely affect the combined company’s business, results of operations and financial condition.
Upon the occurrence of certain “Milestone” events as specified in the Merger Agreement, NeoStem would be obligated to make specified Milestone Payments to the former securityholders of CSC. However, many of the Milestones involve events preceding any commercialization of CSC’s product, and so NeoStem would not receive any corresponding revenue in connection with such Milestone. Additionally, there can be no assurances that the Milestones will be achieved.
In addition to the Closing Merger Consideration, former securityholders of CSC will be entitled to receive, if payable after the Closing, certain Milestone Payments in an amount of up to $90 million in the aggregate, payable in shares of NeoStem common stock or cash, in NeoStem’s sole discretion (subject to certain qualifications as described in the Merger Agreement), in the event of the successful completion of certain Milestone events in connection with the CSC business, all as described more fully in the Merger Agreement. Pursuant to the Merger Agreement, NeoStem has agreed to use commercially reasonable efforts to achieve the Milestones, and expects to incur substantial expenses in connection with the development of Melapudencel-T and otherwise achieving the Milestones. However, many of the Milestone Payments involve events in the development life-stage of CSC’s product which would precede commercial sale of the product, meaning that NeoStem would be obligated to make certain specified Milestone Payments while not receiving any corresponding revenue in connection with such Milestones. While NeoStem believes that achievement of the Milestones would be positive developments for NeoStem’s business, there can be no assurances that the Milestones will be achieved.
The issuance of NeoStem common stock in connection with the CSC Acquisition could decrease the market price of the NeoStem common stock and has caused NeoStem’s stockholders to experience immediate dilution. Further dilution to NeoStem stockholders will result upon the payment of any Milestone Payments in shares of NeoStem common stock.
At Closing, NeoStem issued 5,329,593 shares of NeoStem common stock (subject to payment of nominal cash in lieu of fractional shares), or approximately 18.6% of the number of shares of NeoStem common stock outstanding as of May 2, 2014, to former CSC securityholders. While approximately (i) 30% of this Closing Merger Consideration is subject to escrow (for 15 months with respect to the Escrow Amount and for 12 months with respect to the CSC Expenses Escrow Amount) and (ii) 70% of this Closing Merger Consideration is subject to a one-year lock-up (with half of the shares subject to the lock-up being released from this restriction six months after Closing), the issuance of this NeoStem common stock may result in fluctuations in the market price of NeoStem common stock, including a stock price decline. As a result of the issuance of a large number of shares of NeoStem common stock, NeoStem stockholders experienced immediate dilution as of the Closing. Moreover, if NeoStem elects to issue additional shares of NeoStem common stock (rather than cash) in connection with the payment of any Milestone Payments that become payable, these additional issuances will result in additional dilution to NeoStem stockholders and may cause further fluctuations in the market price of NeoStem common stock.
Pursuant to the Merger Agreement, NeoStem has agreed to seek stockholder approval to issue additional shares of NeoStem common stock in connection with Milestone Payments, in accordance with Nasdaq rules. There can be no assurance that NeoStem’s stockholders will approve such issuance.

The Merger Agreement requires NeoStem to seek stockholder approval at NeoStem’s next annual meeting (and if not approved, to solicit such approval at subsequent annual meetings) for the possible issuance of shares of NeoStem common stock pursuant to the Merger Agreement in the aggregate in excess of 19.99% of NeoStem’s outstanding shares pursuant to Nasdaq Listing Rule 5635, so that NeoStem may, at its discretion, issue additional shares of NeoStem common stock upon achievement of any Milestone. There can be no assurance that NeoStem will be able to obtain such approval at its next annual meeting, or any subsequent annual meeting, and in such event NeoStem would not have the flexibility of paying Milestone Payments in shares. In the event NeoStem were to pay Milestone Payments in cash (instead of shares), such cash payments could have a material adverse effect on NeoStem’s liquidity.
The integration of CSC and other acquired businesses may present significant challenges to NeoStem.
Achieving the anticipated benefits of the CSC Acquisition will depend in part upon whether CSC and NeoStem can integrate their businesses in an efficient and effective manner. In addition, NeoStem has in the past acquired and may acquire additional businesses from time to time. The integration of CSC and any future businesses that NeoStem may acquire involves a number of risks, including, but not limited to:

•	demands on management related to the increase in the size of NeoStem after the acquisition;

•	the diversion of management’s attention from the management of daily operations to the integration of operations;

•	higher integration costs than anticipated;

•	failure to achieve synergies and costs savings;

•	difficulties in the assimilation and retention of employees; and

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difficulties in the integration of departments, systems, including accounting systems, technologies, books and records, and procedures, as well as in maintaining uniform standards, controls, including internal control over financial reporting required by the Sarbanes-Oxley Act of 2002 and related procedures and policies.

If NeoStem cannot successfully integrate CSC or other acquired businesses, NeoStem may experience material negative consequences to its business, financial condition or results of operations. Successful integration of CSC and other acquired businesses will depend on NeoStem’s ability to manage these operations, to realize opportunities for revenue growth presented by offerings and expanded geographic market coverage and, to some degree, to eliminate redundant and excess costs. Because of difficulties in combining geographically distant operations, NeoStem may not be able to achieve the benefits that it hopes to achieve as a result of the Mergers.
Failure to achieve expected benefits of the Mergers and integrate CSC’S operations with NeoStem’s could adversely affect NeoStem following the completion of the Mergers and the market price of NeoStem common stock.
Although NeoStem expects to realize strategic, operational and financial benefits as a result of the CSC Acquisition, NeoStem cannot be certain whether, and to what extent, such benefits will be achieved in the future. In particular, the success of the CSC Acquisition will depend on achieving the hoped-for collaborative and development-oriented benefits, and no assurances can be given that NeoStem will be able to do so. In addition, in order to obtain the benefits of the CSC Acquisition, NeoStem must integrate CSC’S operations and such integration may be complex and the failure to do so quickly and effectively may negatively affect results of operations.
The market price of NeoStem common stock may decline as a result of the CSC Acquisition if the integration of NeoStem and CSC is unsuccessful, takes longer than expected or fails to achieve financial benefits to the extent anticipated by financial analysts or investors, or the effect of the CSC Acquisition on NeoStem’s financial results is otherwise not consistent with the expectations of financial analysts or investors.
NeoStem’s and CSC’s business relationships, including customer relationships, may be subject to disruption due to uncertainty associated with the CSC Acquisition.
Parties with which NeoStem and its new CSC subsidiary do business, including customers and suppliers, may experience uncertainty associated with the recently-closed CSC Acquisition, including with respect to current or future business relationships with CSC or NeoStem. As a result, the combined company’s business relationships may be subject to disruptions if customers, suppliers and others attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than NeoStem or CSC. These disruptions could have an adverse effect on the businesses, financial condition, results of operations or prospects of NeoStem.
NeoStem expects to incur additional significant transaction- and merger-related costs in connection with the CSC Acquisition.
In addition to future development and other operational costs on a going-forward basis, NeoStem expects to incur additional costs associated with combining the operations of the two companies. These costs are expected to include facilities and systems consolidation costs, employment-related costs, and costs related to integration planning and execution. NeoStem anticipates incurring additional costs as the process of integrating the businesses continues, and NeoStem may incur unanticipated costs as well. Although NeoStem hopes that the elimination of duplicative costs, as well as the realization of other efficiencies and potential revenues related to the integration of the businesses, may allow NeoStem to offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.
NeoStem may be unable to hire and retain sufficient qualified personnel; the loss of any of its key executive officers could adversely affect NeoStem.
NeoStem believes that its future success will depend in large part on its ability to attract and retain highly skilled, knowledgeable, sophisticated and qualified managerial, professional and technical personnel. In addition, the success of the combined operations will depend in part upon NeoStem’s ability to retain key employees of CSC. Key employees may depart because of issues relating to the difficulty of integration. While NeoStem has entered into an employment agreement with Dr. Hans Keirstead (who will continue to serve as CSC’s President), and NeoStem has also received countersigned offer letters from CSC employees that have been retained to continue to serve following the Closing, no assurance can be given that NeoStem will be able to retain key employees of CSC for any specified period of time.

The market price of NeoStem common stock may fluctuate significantly, and may be subject to enhanced volatility as a result of the CSC Acquisition.
There has been significant volatility in the market prices for publicly traded shares of biopharmaceutical companies, including shares of NeoStem common stock. NeoStem expects that the market price of its common stock will continue to fluctuate. The price of NeoStem common stock fluctuated from a high of $9.89 per share to a low of $5.00 per share (as adjusted for NeoStem’s July 2013 reverse stock split) for the year ended December 31, 2013. The price of NeoStem common stock may not remain at or exceed current levels. The following key factors related to the combined company’s business, among others, may have an adverse impact on the market price of NeoStem common stock:

•	adverse results of NeoStem’s clinical trials or adverse events associated with its marketed products (including adverse results or, if commercialized, adverse events with respect to Melapuldencel-T);

•	NeoStem’s products’ ability to demonstrate efficacy or an acceptable safety profile;

•	product introductions and sales by NeoStem’s competitors;

•	new product discovery and development by NeoStem’s competitors;

•	NeoStem’s ability to obtain and maintain regulatory approval for its existing products as well as for new products in development;

•	announcements of technical or product developments by NeoStem’s competitors;

•	NeoStem’s failure to effectively implement its business strategy or NeoStem’s adoption and implementation of a business strategy that places it at a disadvantage to its competitors;

•	market conditions for pharmaceutical and biotechnology stocks;

•	market conditions generally;

•	governmental regulation;

•	new accounting pronouncements, regulatory rulings or actions by the FDA;

•	health care legislation generally and potential changes in insurance or governmental reimbursement policies on NeoStem’s products and pipeline products;

•	public announcements by competitors regarding medical advances in the treatment of the disease states that NeoStem is targeting;

•	patent or proprietary rights developments and/or changes in patent laws, including NeoStem’s ability to successfully protect and enforce its intellectual property rights;

•	royalties and contract revenues that NeoStem becomes obligated to pay;

•	reimbursement policies or rates for NeoStem’s products;

•	product manufacturing, including NeoStem’s arrangements with third party suppliers;

•	NeoStem’s expenses and net income;

•	NeoStem’s liquidity;

•	asset and liability risk management by NeoStem;

•	the outcome of litigation involving NeoStem’s products or processes related to production and formulation of those products or uses of those products;

•	competition; and

•	operational and legal risks.

NeoStem common stock may be subject to additional volatility as a result of any adverse developments in connection with the development of the acquired Melapuldencel-T product. In addition, the stock market in general and the biotechnology sector in particular have experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of NeoStem common stock.
RISKS RELATED TO THE ACQUIRED CSC BUSINESS
Risks Related to CSC’s Financial Condition and Need for Additional Capital
CSC has incurred significant losses since its inception and it is anticipated that CSC will continue to incur significant losses for the foreseeable future. Even if CSC obtains regulatory approval for Melapuldencel-T or its other product candidates, it (and the combined company on a consolidated basis) may never achieve profitability.
CSC has incurred significant losses since its inception and it is anticipated that it will continue to incur significant losses for the foreseeable future. CSC has a limited operating history. To date, CSC has focused primarily on clinical development of its lead product candidate, Melapuldencel-T. Melapuldencel-T, and CSC’s other product candidates that CSC is developing, will require substantial additional development time and resources before CSC would be able to apply for or receive regulatory approvals and begin generating revenue from product sales. CSC has incurred significant net losses in each year since CSC’s inception. As of March 31, 2014, CSC’s total expenses and operating losses since inception were approximately $19.4 million. The size of CSC’s future net losses will depend, in part, on the rate of future expenditures and CSC’s ability to generate revenue.
CSC expects to continue to incur substantial and increased expenses as it expand its development activities, particularly with respect to commencing its planned Phase 3 clinical trial for Melapuldencel-T. In addition, CSC’s expenses could increase beyond expectations if CSC is required by the FDA to perform studies in addition to those that are currently anticipated. Even if Melapuldencel-T or any of CSC’s other product candidates are approved for commercial sale, to the extent CSC does not engage a third party collaborator or co-promoter, CSC anticipates incurring significant costs associated with commercializing Melapuldencel-T or any other product candidate.
If Melapuldencel-T is not successfully developed or commercialized, or if revenue from Melapuldencel-T sales is insufficient following marketing approval, CSC will not be able to overcome CSC’s expected significant and increasing expenses and achieve profitability and the business of NeoStem’s CSC subsidiary may fail. Any such occurence would have a material adverse effect on the combined company. CSC’s ability to generate for the combined company future revenue from product sales depends heavily on CSC’s success in:

•	completing the planned Phase 3 clinical trial for Melapuldencel-T, as well as commencing and advancing research and development and clinical trials for CSC’s other product candidates;

•	obtaining regulatory approval for Melapuldencel-T and CSC’s other product candidates; and

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launching and commercializing Melapuldencel-T and CSC’s other product candidates for which CSC receives regulatory approval, either by building an internal sales force or by collaborating with third parties.

Even if CSC successfully obtains regulatory approval to market Melapuldencel-T in the United States, CSC’s ability to generate revenue from Melapuldencel-T or CSC’s other product candidates will be limited unless CSC can also obtain regulatory approvals and achieve commercial success outside of the United States.
As a result of the foregoing, CSC expects to continue to incur significant and increasing losses and negative cash flows for the foreseeable future, and may never achieve or be able to maintain profitability.
Risks Related to CSC’s Clinical Development Programs and Regulatory Approval
CSC’s success depends on the success of its product candidates, including Melapuldencel-T, and there can be no assurances that CSC’s product candidates will be safe or effective, complete successful clinical trials, receive regulatory approval or be successfully commercialized.
The development and regulatory approval process takes many years to complete and requires the expenditure of substantial resources. CSC has product candidates in various stages of clinical development, including Melapuldencel-T for which a Phase 3 clinical trial is planned. Additional clinical trials will be required before CSC will be able to submit a BLA to the FDA for approval of Melapuldencel-T or its other product candidates. Moreover, despite CSC’s expenditure of substantial resources and its continued efforts to develop Melapuldencel-T and its other product candidates, the clinical trials required for FDA approval of these product candidates may never be successfully completed. If the required clinical trials are not successful, CSC’s product candidates will not receive regulatory approval. Even if CSC’s product candidates receive regulatory approvals, they may never be successfully commercialized. If Melapuldencel-T or CSC’s other product candidates do not receive regulatory approval or if they are not successfully commercialized, CSC may be unable to generate revenue, or become profitable, which would adversely affect the ability of CSC’s subsidiary to continue operations and well as the combined company’s results of operations.
Any failure or delay in commencing or completing clinical trials for CSC’s product candidates could harm the combined company’s business.
The commencement and completion of clinical trials for CSC’s product candidates may be delayed, prevented or halted for many reasons, including:

•	having the capital resources available to fund preclinical studies and clinical trials;

•	CSC’s ability to obtain approval by institutional review boards (“IRBs”) to commence clinical trials;

•	CSC’s ability to manufacture or obtain from third parties materials sufficient for use in preclinical studies and clinical trials;

•	poor effectiveness of product candidates during clinical trials;

•	safety issues or side effects of our product candidates;

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delays or failure in reaching agreement on acceptable terms with prospective contract research organizations (“CROs”) and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	delays or failure by CROs, investigators and clinical trial sites in ensuring the proper and timely conduct of clinical trials;

•	delays in patient enrollment and variability in the number and types of patients available for clinical trials;

•	the inability to enroll a sufficient number of patients in trials to ensure adequate statistical power to detect statistically significant treatment effects;;

•	changes in regulatory requirements, policy, and guidelines; and

•	varying interpretation of data by CSC, the FDA, and similar foreign regulatory agencies.

It is possible that CSC’s product candidates will not successfully complete the required clinical trials. Accordingly, CSC may not seek or receive the regulatory approvals necessary to market its product candidates. Any failure or delay in commencing or completing clinical trials or obtaining regulatory approvals for product candidates would prevent or delay their commercialization.
The results of CSC’s preclinical studies or previous clinical trials may not be predictive of the results that CSC will see in its clinical trials. The prior results achieved by CSC in preclinical studies or clinical trials may not be indicative of future results in subsequent clinical trials. CSC’s progress and results from the early phases of clinical trials of its product candidates may not be indicative of progress or results that will be achieved with larger populations, which could be unfavorable. For example, all clinical trials of Melapuldencel-T to date have been conducted by Dr. Dillman. Clinical trials conducted by other investigators may not demonstrate the same results. Moreover, CSC does not know if any favorable results it achieves in earlier and smaller clinical trials will have a lasting or repeatable effect. If a larger group of subjects does not experience positive results or if any favorable results do not demonstrate a beneficial effect, CSC’s product candidates may not receive approval from the FDA for further clinical trials or commercialization.
CSC expects to rely on third parties to conduct, supervise and monitor CSC’s clinical trials, and if those third parties perform in an unsatisfactory manner, it may harm the combined company’s business.
CSC expects to rely on CROs and clinical trial sites to ensure the proper and timely conduct of its clinical trials. While CSC will have agreements governing their activities, CSC will have limited influence over their actual performance. CSC will control only certain aspects of its CROs’ activities. Nevertheless, CSC will be responsible for ensuring that each of its clinical trials is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards, and CSC’s reliance on the CROs does not relieve it of its regulatory responsibilities.
CSC and its CROs are required to comply with the good clinical practices (“GCPs”) for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of clinical trial participants are protected. The FDA enforces these GCPs through periodic inspections of trial sponsors, principal investigators and clinical trial sites. Upon inspection, the FDA may determine that CSC’s clinical trials did not comply with GCPs. If CSC or its CROs fail to comply with applicable GCPs, the clinical data generated in CSC’s future clinical trials may be deemed unreliable and the FDA may require us to perform additional clinical trials before approving any marketing applications, if at all. In addition, CSC’s future clinical trials will require a sufficiently large number of test subjects to evaluate the safety and effectiveness of CSC’s product candidates. Accordingly, if CROs fail to comply with standards or fail to recruit a sufficient number of patients, CSC may be required to repeat such clinical trials, which would delay the regulatory approval process.
CSC’s CROs will not be CSC’s employees, and CSC will not be able to control whether or not they devote sufficient time and resources to CSC’s clinical and nonclinical programs. In addition, the use of CROs results in the disclosure of proprietary information to these parties, which could increase the risk that this information will be misappropriated. These CROs may also have relationships with other commercial entities, including competitors of CSC or the combined company, for whom they may also be conducting clinical trials, or other drug development activities which could harm the combined company’s competitive position. As a result of these relationships, these CROs could determine that the clinical requirements of other parties take precedence over the services they provide to CSC. If CROs do not successfully carry out their contractual duties or obligations, fail to meet expected deadlines or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to CSC’s clinical protocols or regulatory requirements, or for any other reasons, CSC’s clinical trials may be extended, delayed or terminated, and CSC may not be able to obtain regulatory approval for, or successfully commercialize its product candidates. As a result, the combined company’s financial results and the commercial prospects for such products and any future product candidates that CSC develops would be harmed, and the combined company’s costs could increase its ability to generate revenues could be delayed or eliminated.

The FDA has reviewed the protocol for CSC’s planned single pivotal Phase 3 clinical trial of Melapuldencel-T; however, agreement by the FDA with the protocol under the SPA process does not guarantee that the trial will be successful or that, if successful, Melapuldencel-T will receive marketing approval.
The FDA has reviewed, under the SPA process, the protocol for CSC’s Phase 3 clinical trial of Melapuldencel-T. An SPA is an agreement from the FDA that the design of a particular Phase 3 trial, including clinical endpoints, and statistical analyses are acceptable to serve as the basis for submission of a BLA. The SPA process allows the FDA to evaluate the proposed design and size of Phase 3 clinical trials that are intended to form the primary basis for determining a drug candidate’s efficacy.
An SPA does not guarantee that Melapuldencel-T will receive marketing approval. Although an SPA is generally binding on the FDA, the FDA can choose not to honor an SPA for a number of reasons, including if the FDA identifies a substantial scientific issue essential to determining safety or efficacy after the study begins, public health concerns emerge that were unrecognized at the time of the protocol assessment, the sponsor and FDA agree to the change in writing, or if the study sponsor fails to follow the protocol that was agreed upon with the FDA. Issues related to safety, study conduct, bias, deviation from the protocol, statistical power, patient completion rates, changes in scientific or medical parameters or internal inconsistencies in the data may also affect approvability. In addition, Melapuldencel-T may not achieve the primary endpoint of the trial. Even if the primary endpoint in CSC’s pivotal Phase 3 clinical trial is achieved, Melapuldencel-T may not be approved. Even with the SPA review, the FDA may still require additional pivotal clinical trials as a condition for approving Melapuldencel-T. Many companies that have been granted SPAs have ultimately failed to obtain final approval to market their products.
If the results for the primary endpoint are not robust, are subject to confounding factors, or are not adequately supported by other study endpoints, the FDA may refuse to approve CSC’s BLA based upon a single clinical trial. The FDA may also seek the guidance of an outside advisory committee prior to making its final decision.
Products that appear promising in research and development may be delayed or may fail to reach later stages of clinical development.
The successful development of pharmaceutical products is highly uncertain. Product candidates that appear promising in research and development may be delayed or fail to reach later stages of development. Decisions regarding the further development of product candidates must be made with limited and incomplete data, which makes it difficult to ensure or even accurately predict whether the allocation of limited resources and the expenditure of additional capital on specific product candidates will result in desired outcomes. Preclinical and clinical data can be interpreted in different ways, and negative or inconclusive results or adverse events during a clinical trial could delay, limit or prevent the development of a product candidate, which would harm the combined company’s.
CSC is subject to the requirement of BLA approval for each of its products before they may be lawfully marketed.
Before obtaining regulatory approvals for the commercial sale of any product candidate, CSC must demonstrate through preclinical testing and clinical trials that the product candidate is safe and effective for use in each target indication. This process takes many years and requires the expenditure of substantial resources. To date, CSC has not successfully demonstrated that any product candidate, including its lead product candidate Melapuldencel-T, is safe and effective for any intended use. There can be no assurances that CSC will demonstrate that any product candidate has an acceptable risk-benefit profile as well as safety and efficacy sufficient for regulatory approval. CSC may also encounter delays or rejections due to additional government regulation from future legislation, administrative action, or changes in FDA policy. If any of CSC’s current product candidates do not obtain approval, the combined company’s business could be harmed. If CSC is unable to discover or successfully develop drugs that are effective and safe in humans and receive regulatory approval, the combined company’s business could be harmed.
Melapuldencel-T is an immunotherapy that is based on a novel technology utilizing a patient’s own tissue. This may raise development issues that CSC may not be able to resolve, regulatory issues that could delay or prevent approval or personnel issues that may prevent CSC from further developing and commercializing its product candidates.
CSC’s Melapuldencel-T product candidate is an immunotherapy candidate that is produced by using a patient’s own dendritic cells loaded with antigens from irradiated tumor stem cells from the patient which are then suspended in an immune stimulant. Regulatory approval of novel product candidates such as Melapuldencel-T, which is manufactured using novel manufacturing processes, can be more complex and expensive and take longer than other, more well-known or extensively studied pharmaceutical or biopharmaceutical products, due to the FDA’s lack of experience with them. To CSC’s knowledge, the FDA has only approved one personalized immunotherapy product to date. This lack of experience may lengthen the regulatory review process, and/or require CSC to conduct additional studies or clinical trials, which would increase the combined company’s development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization of these product candidates or lead to significant post-approval limitations or restrictions.
The novel nature of CSC’s product candidates also means that fewer people are trained in or experienced with product candidates of this type, which may make it difficult to find, hire and retain capable personnel for research, development and manufacturing positions.
A fast track designation by the FDA may not lead to a faster development, regulatory review or approval process.
If a product is intended for the treatment of a serious or life-threatening condition and the product demonstrates the potential to address unmet needs for this condition, the treatment sponsor may apply for FDA fast track designation. CSC’s Melapuldencel-T product candidate has received fast track designation. Fast track designation does not ensure that CSC will experience a faster development, regulatory review or approval process compared to conventional FDA procedures. Additionally, the FDA may withdraw fast track designation if it believes that the designation is no longer supported by data from CSC’s clinical development program.
There can be no assurances that the combined company will realize the desired benefits of the orphan drug designation granted to Melapuldencel-T.
The FDA granted orphan drug designation for Melapuldencel-T because it is intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States.

If a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same drug or biological product for the same indication for seven years, except in limited circumstances, such as (i) the drug’s orphan designation is revoked; (ii) its marketing approval is withdrawn; (iii) the orphan exclusivity holder consents to the approval of another applicant’s product; (iv) the orphan exclusivity holder is unable to assure the availability of a sufficient quantity of drug; or (v) a showing of clinical superiority to the product with orphan exclusivity by a competitor product. If a drug or biological product designated as an orphan product receives marketing approval for an indication broader than what is designated, it may not be entitled to orphan product exclusivity.

Orphan product designation does not convey any advantage in or shorten the duration of the regulatory review and approval process. In addition to the potential for a period of market exclusivity, we may be eligible for grant funding of up to $400,000 per year for four years to defray costs of clinical trial expenses, tax credits for clinical research expenses and potential exemption form the FDA application user fee. There can be no assurances that the combined company will realize the desired benefits of the orphan drug designation granted to Melapuldencel-T.

Failure to obtain regulatory approval in foreign jurisdictions would prevent CSC from marketing its products internationally.
CSC intends to have its product candidates marketed outside the United States. To market its products in the European Union and many other non-U.S. jurisdictions, CSC must obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. To date, CSC has not filed for marketing approval of any of its product candidates and may not receive the approvals necessary to commercialize its product candidates in any market. The approval procedure varies among countries and can involve additional testing and data review. The time required to obtain foreign regulatory approval may differ from that required to obtain FDA approval. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval, or may include different or additional risks. CSC may not obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory agencies in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory agencies in other foreign countries or by the FDA. Any failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in other jurisdictions, including approval by the FDA. Failure to obtain regulatory approval in foreign jurisdictions would harm the combined company’s.
Even if CSC’s product candidates receive regulatory approval, they would be subject to extensive regulatory requirements and could be subject to restrictions or withdrawal from the market and CSC may be subject to penalties if CSC fails to comply with regulatory requirements or if CSC experiences unanticipated problems with its products.
Any product candidate for which CSC receives regulatory approval, together with the manufacturing processes, post-approval clinical data, and advertising and promotional activities for such product, will be subject to continued review and regulation by the FDA and other regulatory agencies. CSC will be subject to regulatory requirements pertaining to the manufacturing of its product, including maintaining compliance with cGMP, and will be subject to periodic inspections by the FDA and other regulatory authorities. Even if regulatory approval of a product candidate is granted, the approval may be subject to limitations on the indicated uses for which the product candidate may be marketed or on the conditions of approval, or contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product candidate. Later discovery of previously unknown problems with CSC’s products or their manufacture, or failure to comply with regulatory requirements, may result in, among other things:

•	warning or untitled letters;

•	restrictions on the products or manufacturing processes;

•	withdrawal of the products from the market;

•	voluntary or mandatory recalls;

•	fines;

•	suspension of regulatory approvals;

•	product seizures; or

•	injunctions or the imposition of civil or criminal penalties.

If CSC is slow or otherwise unable to adapt to changes in existing regulatory requirements, CSC may lose marketing approval for any products that may be approved in the future. CSC’s product candidates may never achieve market acceptance even if CSC obtains regulatory approvals.
The commercial potential and profitability of CSC’s product candidates is unknown and subject to significant risk and uncertainty.
Even if CSC obtains regulatory approvals for the commercial sale of its product candidates, the commercial success of these product candidates will depend on, among other things, their acceptance by physicians, patients, third-party payors, and other members of the medical community as a therapeutic and cost-effective alternative to competing products and treatments. If CSC’s product candidates fail to gain market acceptance, CSC may be unable to earn sufficient revenue to continue its business. Market acceptance of, and demand for, any product that CSC may develop and commercialize will depend on many factors, including:

•	CSC’s ability to provide acceptable evidence of safety and efficacy;

•	the prevalence and severity of adverse side effects;

•	availability, relative cost, and relative efficacy of alternative and competing treatments;

•	the effectiveness of CSC’s marketing and distribution strategy;

•	publicity concerning CSC’s products or competing products and treatments; and

•	CSC’s ability to obtain sufficient third-party insurance coverage or reimbursement.

If CSC’s product candidates do not become widely accepted by physicians, patients, third-party payors, and other members of the medical community, the combined company’s business would be harmed.
If any products CSC develops become subject to unfavorable pricing regulations, third-party reimbursement practices, or healthcare reform initiatives, the combined company’s business would be harmed.
CSC’s ability to commercialize any product candidate profitably will depend in part on the extent to which reimbursement for such product candidate and related treatments will be available from government health administration authorities, private health insurers or private payors, and other organizations in the United States and internationally. Even if CSC succeeds in bringing one or more product candidates to market, these products may not be considered cost-effective, and the amount reimbursed for any product may be insufficient to allow CSC to sell it profitably. Because CSC’s product candidates are in the early stages of development, CSC is unable at this time to determine their cost-effectiveness and the level or method of reimbursement. There may be significant delays in obtaining coverage for newly approved products, and coverage may be more limited than the purposes for which the product candidate is approved by the FDA or foreign regulatory agencies. Moreover, eligibility for coverage does not mean that any product will be reimbursed in all cases or at a rate that covers CSC’s costs, including research, development, manufacture, sale and distribution. Increasingly, the third-party payors who reimburse patients, such as government and private payors, are requiring that companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. If the reimbursement CSC is able to obtain for any product is inadequate in light of CSC’s development and other costs, the combined company’s business would be harmed.
Recently enacted and future legislation may increase the difficulty and cost for CSC to obtain marketing approval of and commercialize its product candidates and affect the prices CSC may obtain.

In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of CSC’s product candidates, restrict or regulate post-approval activities and affect its ability to profitably sell any products for which CSC obtains marketing approval.
In the United States, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (the “Medicare Modernization Act”), changed the way Medicare covers and pays for pharmaceutical products. The legislation expanded Medicare coverage for drug purchases by the elderly and introduced a new reimbursement methodology based on average sales prices for physician administered drugs. In addition, this legislation provided authority for limiting the number of drugs that will be covered in any therapeutic class. Cost reduction initiatives and other provisions of this legislation could decrease the coverage and price that CSC receives for any approved products. While the Medicare Modernization Act applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates. Therefore, any reduction in reimbursement that results from the Medicare Modernization Act may result in a similar reduction in payments from private payors.
In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “Health Care Reform Law”) was enacted to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for health care and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms. The Health Care Reform Law revises the definition of “average manufacturer price” for reporting purposes, which could increase the amount of Medicaid drug rebates to states. Further, the new law imposes a significant annual fee on companies that manufacture or import branded prescription drug products. New provisions affecting compliance have also been enacted, which may affect CSC’s business practices with health care practitioners. CSC will not know the full effects of the Health Care Reform Law until applicable federal and state agencies issue all regulations and/or guidance required under the new law. Although it is too early to determine the full effect of the Health Care Reform Law, the new law could have an adverse effect on the combined company’s business, financial condition and results of operations.
Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. Additional legislative changes may be enacted, and FDA regulations, guidance or interpretations may be changed, and the impact of such changes on the marketing approvals of CSC’s product candidates may be adverse to CSC’s (and, as a consequence, the combined company’s) ability to create profit.
Risks Related to CSC’s Manufacturing Activities
CSC currently manufactures its own stem cell and differentiated stem cell lines internally. If CSC encounters manufacturing or supply issues, the development of, regulatory approval for and commercialization of Melapuldencel-T or CSC’s other product candidates may be impaired.
CSC currently controls the manufacture of its stem cell and differentiated stem cell lines internally. CSC manufactures the cell line for Melapuldencel-T itself and such manufacturing entails risks, including:

•	the inability to meet any product specifications and quality requirements consistently;

•	a delay or inability to procure or expand sufficient manufacturing capacity;

•	manufacturing and product quality issues related to scale-up of manufacturing;

•	costs and validation of new equipment and facilities required for scale-up;

•	a failure to comply with cGMP and similar foreign standards;

•	the reliance on suppliers to provide materials that meet specifications and quality requirements;

•	operations of CSC’s third-party manufacturers or suppliers could be disrupted by conditions unrelated to CSC’s business or operations, including the bankruptcy of the manufacturer or supplier;

•	carrier disruptions or increased costs that are beyond CSC’s control; and

•	the failure to deliver products under specified storage conditions and in a timely manner.

Any of these events could lead to manufacturing problems, clinical study delays, failure to obtain regulatory approval, or otherwise impact CSC’s ability to successfully commercialize Melapuldencel-T or its other product candidates. Some of these events could be the basis for FDA action, including injunction, recall, seizure, or total or partial suspension of production.
Manufacturing issues may arise that could increase product and regulatory approval costs or delay commercialization.

As CSC scales up manufacturing of Melapuldencel-T and its other product candidates to bring the process into regulatory compliance necessary for clinical development and conducts required validation and other testing, issues may arise requiring refinement or resolution in order to proceed with CSC’s planned clinical trials and obtain regulatory approval for commercialization. CSC’s manufacturing process is still in development and may experience delays due to manufacturing issues that require CSC to conduct studies to identify the cause of the issue and institute corrective measures to ensure the timely production of appropriate quality material for clinical evaluation. In the future, CSC may identify issues with the manufacturing process of Melapuldencel-T or CSC’s other product candidates which could result in increased scrutiny by regulatory agencies, delays in CSC’s clinical program and regulatory approval, increases in CSC’s (and the combined company’s) operating expenses, or failure to obtain or maintain approval for Melapuldencel-T or CSC’s other product candidates.
Risks Related to CSC’s Intellectual Property
If CSC’s technology or its product candidates conflict with the rights of others, CSC may be unable to manufacture or market its product candidates, which could harm the combined company’s business.
The commercial success of NeoStem’s CSC subsidiary will depend in part on not infringing the patents or violating the proprietary rights of third parties. Issued patents held by others may limit CSC’s ability to develop commercial products. All issued U.S. patents are entitled to a presumption of validity under U.S. law. CSC’s commercial success will depend significantly on CSC’s ability to operate without infringing the patents and proprietary rights of third parties. If CSC needs licenses to such patents to permit it to manufacture, develop, or market its product candidates CSC may be required to pay significant fees or royalties. CSC may not be able to obtain such licenses. If it does not obtain such a license, legal action based on such patents could be brought against CSC or CSC’s distributors, licensees or collaborators. Competitors or third parties may have or may obtain patents that may cover subject matter CSC uses in developing the technology required to bring its products to market, produce its products, or treat patients with its products. If use of technology incorporated into or used to produce CSC’s product candidates is challenged, or if CSC’s processes or product candidates conflict with patent rights of others, third parties could bring legal actions against it claiming damages and seeking to enjoin manufacturing and marketing of the affected products. CSC is aware of third party patents that could be asserted against it in the future, but believes that, should allegations of infringement be asserted, it would have strong evidentiary defenses to defeat such claims. Additionally, it is not possible to predict with certainty what patent claims may issue from pending applications. With respect to patent applications filed solely in the United States, for example, patent prosecution could proceed in secret prior to issuance of a patent. As a result, third parties with such patent applications could obtain patents with claims relating to CSC’s product candidates, which they could attempt to assert against CSC without CSC’s prior knowledge. Further, as CSC develops its products, such third parties may assert that CSC infringes the patents currently held or licensed by them and CSC cannot predict the outcome of any such action.
CSC protects some of its proprietary information as trade secrets and if these trade secrets are intentionally or inadvertently disclosed or misappropriated it will cause substantial damage to CSC’s (and the combined company’s) competitive position.
Some of CSC’s proprietary information are protected as trade secrets. Trade secrets offer a relatively limited form of protection as they do not create any barrier for third parties who independently develop this information and who may even patent the information. In the course of CSC’s research and development activities and its business activities, CSC often relies on confidentiality agreements to try to protect CSC’s proprietary information. Such confidentiality agreements may be used, for example, when CSC talks to vendors of laboratory or clinical development services or potential strategic partners. In addition, each of CSC’s employees is required to sign a confidentiality agreement upon joining CSC. Nevertheless, there can be no assurance that an employee or an outside party will not make an unauthorized disclosure of CSC’s proprietary confidential information. This might happen intentionally or inadvertently. It is possible that a competitor will make use of such information, and that CSC’s (and the combined company’s) competitive position will be compromised, in spite of any legal action CSC might take against persons making such unauthorized disclosures. In addition, others may independently develop substantially equivalent proprietary information or techniques or otherwise gain access to CSC’s trade secrets. Enforcing a claim that a third party illegally obtained and is using any of CSC’s trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States sometimes are less willing than U.S. courts to protect trade secrets. Moreover, CSC’s competitors may independently develop equivalent knowledge, methods and know-how, which would harm the combined company’s business.
CSC (and, as a result, the combined company) may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.
There has been significant litigation in the biotechnology industry over patents and other proprietary rights, and if CSC becomes involved in any litigation it could consume a substantial portion of its resources, regardless of the outcome of the litigation. Many of CSC’s competitors may be better able to sustain the costs of complex patent litigation because they have substantially greater resources. If any legal action against CSC is successful, in addition to any potential liability for damages, CSC could be required to obtain a license, grant cross-licenses, or pay substantial royalties in order to continue to manufacture or market the affected products. CSC cannot assure you that it would prevail in any legal action or that any license required under a third-party patent would be made available on acceptable terms, if at all. In addition, uncertainties resulting from the initiation and continuation of any litigation could harm the combined company’s business. Ultimately, CSC could be prevented from commercializing a product or be forced to cease some aspect of its business operations as a result of claims of patent infringement or violation of other intellectual property rights, which could harm the combined company’s business. Should third parties file patent applications, or be issued patents claiming technology also claimed by CSC in pending applications, CSC may be required to participate in interference proceedings in the U.S. Patent and Trademark Office to determine priority of invention, which could result in substantial costs to CSC and an adverse decision as to the priority of its inventions. An unfavorable outcome in an interference proceeding could require CSC to cease using the technology or to license rights from prevailing third parties. CSC cannot assure you that any prevailing party would offer it a license or do so on commercially acceptable terms.
If CSC is unable to obtain, maintain, and enforce its proprietary rights, CSC (and the combined company) may be unable to compete effectively or operate profitably.
CSC’s success depends in part on obtaining, maintaining, and enforcing its patents and other proprietary rights, and will depend in large part on its ability to:

•	obtain and maintain patent and other proprietary protection for CSC’s technology, processes, and product candidates;

•	enforce patents once issued and defend those patents if their enforceability is challenged;

•	preserve trade secrets with respect to proprietary information; and

•	operate without infringing the patents and proprietary rights of third parties.

The degree of future protection for CSC’s proprietary rights is uncertain. For example:

•	CSC might not have been the first to make the inventions claimed in its patents, if issued, or disclosed in its pending patent applications;

•	CSC might not have been the first to file patent applications for these inventions;

•	others may independently develop similar or alternative technologies or duplicate any of CSC technologies;

•
it is possible that none of CSC’s pending patent applications will result in issued patents or, if issued, these patents may not be sufficient to protect its technology or provide CSC with a basis for commercially viable products, and may not provide CSC with any competitive advantages;

•	if CSC’s pending applications issue as patents, they may be challenged by third parties as infringing, invalid, or unenforceable under U.S. or foreign laws; and

•
CSC may develop additional proprietary technologies that are not patentable and that may not be adequately protected through trade secrets, if, for example, a competitor were to independently develop duplicative, similar, or alternative technologies.

The patent position of biotechnology and pharmaceutical firms is highly uncertain and involves many complex legal and technical issues. There is no clear policy involving the breadth of claims allowed in patents or the degree of protection afforded under patents. There can be no assuracnes that patent applications owned by or licensed to CSC will result in patents being issued or that, if issued, the patents will give CSC an advantage over competitors with similar technology, nor can there be any assurances that CSC can obtain, maintain, and enforce all ownership and other proprietary rights necessary to develop and commercialize its product candidates.
Even if any or all of CSC’s patent applications issue as patents, others may challenge the validity, inventorship, ownership, enforceability, or scope of CSC’s patents or other technology used in or otherwise necessary for the development and commercialization of CSC’s product candidates. There can be no assurances that any such challenge would not be successful. Moreover, the cost of litigation to uphold the validity of patents to prevent infringement or to otherwise protect CSC’s proprietary rights can be substantial. If the outcome of litigation is adverse to CSC, third parties may be able to use the challenged technologies without payment to CSC. There can be no assurances that CSC’s patents, if issued, will not be infringed or successfully avoided through design innovation. Intellectual property lawsuits are expensive and would consume time and other resources, even if the outcome were successful. In addition, there is a risk that a court would decide that CSC’s patents, if issued, are not valid and that CSC does not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of a patent were upheld, a court would refuse to stop the other party from using the inventions, including on the ground that its activities do not infringe that patent.
Risks Related to CSC’s Business Operations and Industry

CSC has entered into strategic partnerships and intends to enter into additional strategic partnerships in the future. In any strategic partnership CSC may be required to relinquish important rights to and control over the development of its product candidates or otherwise be subject to terms unfavorable to CSC.
CSC has entered into strategic partnerships in the past and plans to do so in the future now that it has become a subsidiary of NeoStem. For example, CSC has entered into a sales and distribution agreement with Lonza AG to sell CSC’s pluripotent motor neuron progenitors for research and drug discovery. By entering into any strategic partnerships, CSC is and will be subject to a number of risks, including:

•	CSC may be unable to control the amount and timing of resources that its strategic partners devote to the development or commercialization of product candidates;

•
strategic partners may delay clinical trials, design clinical trials in a manner with which CSC does not agree, provide insufficient funding, terminate a clinical trial or abandon a product candidate, repeat or conduct new clinical trials, or require a new version of a product candidate for clinical testing;

•
strategic partners may not pursue further development and commercialization of products resulting from the strategic partnering arrangement or may elect to discontinue research and development programs;

•	strategic partners may not commit adequate resources to the marketing and distribution of any future products, limiting the combined company’s potential revenues from these products;

•
disputes may arise between CSC and its strategic partners that result in the delay or termination of the research, development, or commercialization of CSC’s product candidates or that result in costly litigation or arbitration that diverts management’s attention and consumes resources;

•	strategic partners may experience financial difficulties;

•
strategic partners may not properly maintain or defend CSC’s intellectual property rights or may use CSC’s proprietary information in a manner that could jeopardize or invalidate CSC’s proprietary information or expose CSC to potential litigation;

•
business combinations or significant changes in a strategic partner’s business strategy may also adversely affect a strategic partner’s willingness or ability to complete its obligations under any arrangement;

•	strategic partners could independently move forward with a competing product candidate developed either independently or in collaboration with others, including CSC’s competitors; and

•	strategic partners could terminate the arrangement or allow it to expire, which would delay the development and may increase the cost of developing CSC’s product candidates.

The occurrence of any of these risks could negatively impact the development of CSC’s product candidates.
Several companies, which have substantial experience and resources, have products or are developing product candidates in the areas CSC has targeted for its product candidates.
For CSC’s product candidates in development, CSC faces competition from other entities involved in the research and development of product candidates. A number of CSC’s largest competitors are pursuing the development or marketing of pharmaceuticals that address the same diseases that CSC is pursuing, and the number of companies seeking to develop products and therapies for these diseases may increase. CSC also faces competition from entities developing other types of products targeting particular diseases, including other biotechnology and pharmaceutical companies, universities, public and private research institutions, government entities and other organizations.
Furthermore, CSC’s potential products, if approved and commercialized, may compete against well-established products, many of which may be currently reimbursed by government health administration authorities, private health insurers and health maintenance organizations. For example, if approved for the treatment of Stage IV Melanomas, CSC anticipates that its product candidate, Melapuldencel-T, would compete with other therapies, including existing chemotherapy, immunotherapy and other common products used in the treatment of melanoma.
Many of CSC’s existing and potential competitors have substantially greater research, product development and commercial capabilities, and financial, scientific, marketing and human resources than those of CSC and the combined company. As a result, these competitors may:

•	succeed in developing competing stem cell products or alternative therapies, earlier than CSC does;

•	obtain approvals for products from the FDA or other regulatory agencies more rapidly than CSC does;

•	obtain patents that block or otherwise inhibit CSC’s ability to develop and commercialize its product candidates;

•	develop treatments that are safer, more effective, convenient or economical than those CSC proposes to develop;

•	devote greater resources to marketing or selling their products;

•	introduce products that make the continued development of CSC’s product candidates uneconomical;

•	withstand price competition more successfully than CSC can;

•	negotiate more favorable terms with third-party collaborators, licensees, group purchasing organizations and other large customers; and

•	take advantage of acquisitions or other opportunities more readily than CSC can.

Because of these and other potential disadvantages, CSC may be unable to compete effectively with these competitors. All of CSC’s product candidates face competition and CSC expects that competition in its industry will continue to be intense.
CSC faces potential product liability exposure, and if successful claims are brought against CSC, the combined company may incur substantial liability for a product candidate and may have to limit such product candidate’s commercialization.
The use of CSC’s product candidates in clinical trials and the sale of any products for which CSC obtains marketing approval expose CSC (and, as a consequence, to combined company) to the risk of product liability claims. Product liability claims might be brought against CSC by consumers, health care providers, pharmaceutical companies or others selling CSC’s products. If CSC cannot successfully defend itself against these claims, CSC will incur substantial liabilities. Regardless of merit or eventual outcome, product liability claims may result in:

•	decreased demand for CSC’s product candidates;

•	impairment of CSC’s (and the combined company’s) business reputation;

•	withdrawal of clinical trial participants;

•	costs of related litigation;

•	substantial monetary awards to patients or other claimants;

•	loss of revenues; and

•	inability to commercialize CSC’s product candidates.

CSC’s insurers may not reimburse CSC, or CSC’s insurance coverage may not be sufficient to reimburse CSC, for any or all expenses or losses CSC may suffer. Moreover, insurance coverage is becoming increasingly expensive and, in the future, CSC may be unable to maintain insurance coverage at a reasonable cost or in amounts designed to protect CSC against losses due to liability. CSC intends to expand its insurance coverage to include the sale of commercial products if CSC obtains marketing approval for its product candidates in development, but CSC may be unable to obtain commercially reasonable product liability insurance for any products approved for marketing. On occasion, large judgments have been awarded in class action lawsuits based on products that had unanticipated side effects. A successful product liability claim or series of claims brought against CSC that exceeds its insurance limits would harm the combined company’s business.
If CSC uses biological and hazardous materials in a manner that causes contamination or injury or violates laws, CSC may be liable for damages.
CSC’s research and development activities and clinical trials involve the use of potentially harmful biological materials, as well as hazardous materials and chemicals. CSC cannot completely eliminate the risk of accidental contamination or injury from the distribution, use, storage, handling, or disposal of these materials. In the event of contamination or injury, CSC could be held liable for damages that result, and any liability could exceed its available financial resources. CSC, its collaborative partners, the third parties that conduct clinical trials on its behalf, and its third-party manufacturers are subject to federal, state, local or foreign laws and regulations governing the use, storage, handling, and disposal of these materials and waste products. The cost of compliance with these laws and regulations could be significant. The failure to comply with any of these laws and regulations could result in significant fines and work stoppages.
The combined company's internal computer systems, or those used by its clinical investigators, clinical research organizations or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of development programs for the combined company's product candidates.
NeoStem (and the newly-acquired CSC business) rely on information technology systems to keep financial records, maintain laboratory and corporate records, communicate with staff and external parties and operate other critical functions. Any significant degradation or failure of these computer systems could cause the combined company to inaccurately calculate or lose its data. Despite the implementation of security measures, these internal computer systems and those used by the combined company's clinical investigators, clinical research organizations, and other contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war, and telecommunication and electrical failures. The techniques that could be used by criminal elements or foreign governments to attack these computer systems are sophisticated, change frequently and may originate from less regulated and remote areas of the world. While neither NeoStem nor CSC has experienced any such system failure, theft of information, accident or security breach to date, if such an event were to occur and cause interruptions in its operations, it could result in a material disruption of the combined company's clinical development activities. For example, the loss of clinical trial data from historical or future clinical trials could result in delays in regulatory approval efforts and significantly increase costs to recover or reproduce the data. To the extent that any disruption, theft of information, or security breach were to result in a loss of or damage to data or applications, or inappropriate disclosure of confidential or proprietary information, the combined company could incur liability and the clinical development and the future development of its product candidates could be delayed.

Item 2.02. Results of Operations and Financial Condition.
On May 8, 2014, NeoStem issued a press release relating to, among other things, the results of the Company's first quarter ended March 31, 2014. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 2.02 by reference.
In accordance with General Instruction B.2 of Form 8-K, the information in this Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 7.01. Regulation FD Disclosure.

On May 8, 2014, NeoStem issued the press release referenced in Item 2.02 above, which also announced the Closing of the CSC Acquisition. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

In addition, NeoStem intends, from time to time, to present and/or distribute to the investment community and utilize at various industry and other conferences a slide presentation. The slide presentation is accessible on NeoStem’s website at www.neostem.com and is attached hereto as Exhibit 99.2. NeoStem undertakes no obligation to update, supplement or amend the materials attached hereto as Exhibit 99.2.
NeoStem undertakes no obligation to update, supplement or amend the materials attached hereto as Exhibit 99.1 and Exhibit 99.2. In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01 of this Current Report on Form 8-K, including Exhibits 99.1 and 99.2, shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act, except as shall be expressly set forth by reference in such a filing.

Safe Harbor for Forward-Looking Statements

This Current Report on Form 8-K, including Exhibits 99.1 and 99.2 hereto, contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements are subject to risks and uncertainties that may cause actual future experience and results to differ materially from those discussed in these forward-looking statements. Important factors that might cause such a difference include, but are not limited to, costs related to the CSC Acquisition; the inability to integrate NeoStem’s and CSC’s businesses successfully; any failure of NeoStem’s stockholders to approve the issuance of greater than 20% of NeoStem’s outstanding shares in connection with the Merger Agreement, should common stock representing 20% or more of NeoStem’s outstanding shares become issuable as a result of Milestone Payments becoming payable pursuant to the Merger Agreement; the need for outside financing to meet capital requirements; NeoStem’s ability to develop and grow its business; the successful development of cellular therapies, including with respect to NeoStem’s research and development and clinical evaluation efforts in connection with the newly-acquired Melapuldencel-T product candidate, as well as NeoStem’s CD34 Cell Program, T Regulatory Cell Program and other cell therapies; scientific and medical developments, including in connection with the development of NeoStem’s product candidates and technologies; the future of the regenerative medicine industry and the role of stem cells and cellular therapy in that industry; regulatory issues, including intended applications and required approvals; the performance and planned expansion of the Company's contract development and manufacturing business; and other events and factors disclosed previously and from time to time in NeoStem’s filings with the SEC, including in this Current Report on Form 8-K under the caption “Risk Factors”, in NeoStem’s

Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC on March 13, 2014, and the other documents filed by NeoStem with the SEC from time to time. NeoStem does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Item 9.01. Financial Statements and Exhibits.

The following financial statements and exhibits are filed with this Current Report on Form 8-K:

(a)    Financial Statements of Businesses Acquired:

Financial Statements of California Stem Cell, Inc. and Subsidiaries for the Years Ended December 31, 2013 and 2012 (Audited) and for the Three Month Periods Ended March 31, 2014 and 2013 (Unaudited).

(b)    Pro Forma Financial Information:

Unaudited Pro Forma Condensed Combined Financial Statements.

(c)     Exhibits:

Exhibit No.	Description
2.1
Agreement and Plan of Merger, dated as of April 11, 2014, by and among NeoStem, Inc., California Stem Cell, Inc., NBS Acquisition Company I, Inc., NBS Acquisition Company II, LLC, and Jason Livingston, solely in his capacity as CSC stockholder representative(1)

10.1
Escrow Agreement, dated of May 8, 2014, by and among NeoStem, Inc., California Stem Cell, Inc., Fortis Advisors LLC, solely in its capacity as the CSC Representative, and Continental Stock Transfer &Trust Company.

23.1	Consent of McGladrey LLP
99.1	Press Release of NeoStem, Inc. dated May 8, 2014*
99.2	Slide presentation of NeoStem, Inc. dated May 2014*
__________________
(1) Incorporated by reference to Exhibit 2.1 to NeoStem’s Current Report on Form 8-K filed with the SEC on April 14, 2014. The schedules to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. NeoStem will furnish copies of any schedules to the SEC upon request.

* Exhibits 99.1 and 99.2 are furnished with this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOSTEM, INC.

By:	/s/ Catherine M. Vaczy
Name:	Catherine M. Vaczy, Esq.
Title:	General Counsel

Dated:    May 8, 2014

NEOSTEM AND CALIFORNIA STEM CELL

NEOSTEM, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is presented to give effect to the acquisition of the equity interests of California Stem Cell, Inc. and Subsidiaries (“CSC”) by NeoStem, Inc. (“NeoStem”).

The unaudited pro forma condensed combined financial information is based on (i) historical consolidated financial statements of NeoStem included in its most recent annual report on Form 10-K and quarterly report on Form 10-Q and (ii) historical consolidated financial statements of CSC, included elsewhere in this current report on Form 8-K. The assumptions and adjustments used are described in the accompanying notes to the unaudited pro forma condensed combined financial information.

The preliminary allocation of the purchase price of CSC used in the unaudited pro forma condensed combined financial statements is based upon preliminary estimates. The estimates are subject to change upon completion of the valuation of CSC's assets and liabilities. Upon completion of the purchase price allocation, we expect to make additional adjustments, and these valuations could change significantly from those used in the pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial information does not purport to be indicative of the financial position and results of operations that NeoStem will obtain in the future, or that NeoStem would have obtained if the acquisition of the controlling interest in CSC had been consummated as of the dates indicated in the notes to the unaudited pro forma condensed combined financial statements. The pro forma adjustments are based upon currently available information and upon certain assumptions that NeoStem believes are reasonable. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements of NeoStem included in its annual reports on Form 10-K and quarterly reports on Form 10Q and the consolidated financial statements of CSC, included elsewhere in this current report on Form 8-K.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
March 31, 2014

	NeoStem	CSC		Pro Forma Adjustments		Pro Forma
ASSETS
Current Assets
Cash and cash equivalents	$41,359,652	259,300	(a)	$—		$41,618,952
Accounts receivable trade, net	1,887,558	64,200	(a)	—		1,951,758
Inventory	1,475,812	—		—		1,475,812
Prepaid expenses and other current assets	1,833,082	44,600	(a)	—		1,877,682
Total current assets	46,556,104	368,100		—		46,924,204

Property, plant and equipment, net	13,790,672	1,072,200	(a)	—		14,862,872
Goodwill	11,117,770	—		18,473,525	(d)	29,591,295
Intangible assets, net	13,724,314	—		52,871,000	(d)	66,595,314
Other assets	1,204,765	201,500	(a)	—		1,406,265
Total Assets	$86,393,625	$1,641,800		$71,344,525		$159,379,950

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$3,296,078	55,600	(a)	$—		$3,351,678
Accrued liabilities	2,381,625	516,800	(a)	(63,000)	(d)	2,835,425
Notes payable	836,219	—		—		836,219
Mortgages payable	216,005	—		—		216,005
Derivative liabilities	23,175	—		—		23,175
Unearned revenues	2,033,116	526,000		(526,000)	(d)	2,033,116
Total current liabilities	8,786,218	1,098,400		(589,000)		9,295,618

Long-term Liabilities
Deferred income taxes	4,426,635	—		21,434,000	(e)	25,860,635
Unearned revenues	—	419,300		(419,300)	(d)	—
Notes payable	870,864	—		—		870,864
Mortgages payable	2,967,948	—		—		2,967,948
Acquisition-related contingent consideration	9,640,000	—		—		9,640,000
Other long-term liabilities	635,008	212,900		(212,900)	(d)	635,008
Total liabilities	27,326,673	1,730,600		20,212,800		49,270,073

EQUITY
Stockholders' Equity
Preferred stock	100	—		—		100
Preferred stock - Series D	—	3,000		(3,000)	(c)	—
Preferred stock - Series C	—	2,300		(2,300)	(c)	—
Preferred stock - Series B	—	1,700		(1,700)	(c)	—
Preferred stock - Series A	—	1,500		(1,500)	(c)	—
Common stock	28,594	5,600		(270)	(b),(c)	33,924
Additional paid-in capital	310,377,112	19,562,100		31,475,495	(b),(c)	361,414,707
Treasury stock, at cost	(705,742)	—		—		(705,742)
Accumulated deficit	(250,055,662)	(19,665,000)		19,665,000	(c)	(250,055,662)
Total NeoStem, Inc. stockholders' equity	59,644,402	(88,800)		51,131,725		110,687,327
Noncontrolling interests	(577,450)	—		—		(577,450)
Total equity	59,066,952	(88,800)		51,131,725		110,109,877
Total Liabilities and Stockholders' Equity	$86,393,625	$1,641,800		$71,344,525		$159,379,950

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Three Months Ended March 31, 2014

	NeoStem	CSC	Pro Forma Adjustments		Pro Forma

Revenues	$4,055,575	$216,900	—		$4,272,475

Cost of revenues	3,825,444	—	—		3,825,444
Research and development	4,759,083	976,200	—		5,735,283
Selling, general, and administrative	8,970,016	931,200	—		9,901,216
Operating Expenses	17,554,543	1,907,400	—		19,461,943

Operating loss	(13,498,968)	(1,690,500)	—		(15,189,468)

Other income (expense):
Other income (expense), net	(189,551)	(2,100)	—		(191,651)
Interest expense	(94,156)	—	—		(94,156)
	(283,707)	(2,100)	—		(285,807)

Net loss before provision for income taxes and noncontrolling interests	(13,782,675)	(1,692,600)	—		(15,475,275)
Provision for income taxes	47,409	—			47,409
Net loss	(13,830,084)	(1,692,600)	—		(15,522,684)

Less - net loss attributable to noncontrolling interests	(148,027)	—	—		(148,027)
Net loss attributable to NeoStem, Inc. common shareholders	$(13,682,057)	$(1,692,600)	—		$(15,374,657)

Basic and diluted loss per share
NeoStem, Inc. common shareholders	$(0.49)				$(0.46)
Weighted average common shares outstanding	28,120,847		5,329,593	(f)	33,450,440

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2013

	NeoStem	CSC	Pro Forma Adjustments		Pro Forma

Revenues	$14,668,455	$802,700	—		$15,471,155

Cost of revenues	12,947,217	—	—		12,947,217
Research and development	16,917,396	3,678,200	—		20,595,596
Selling, general, and administrative	21,612,793	2,431,500	—		24,044,293
Operating Expenses	51,477,406	6,109,700	—		57,587,106

Operating loss	(36,808,951)	(5,307,000)	—		(42,115,951)

Other income (expense):
Other income (expense), net	(1,614,858)	2,700	—		(1,612,158)
Interest expense	(281,421)	—	—		(281,421)
	(1,896,279)	2,700	—		(1,893,579)

Net loss before provision for income taxes and noncontrolling interests	(38,705,230)	(5,304,300)	—		(44,009,530)
Provision for income taxes	780,104	—			780,104
Net loss	(39,485,334)	(5,304,300)	—		(44,789,634)

Less - net loss attributable to noncontrolling interests	(504,090)	—	—		(504,090)
Net loss attributable to NeoStem, Inc. common shareholders	$(38,981,244)	$(5,304,300)	—		$(44,285,544)

Basic and diluted loss per share
NeoStem, Inc. common shareholders	$(1.90)				$(1.71)
Weighted average common shares outstanding	20,495,771		5,329,593	(f)	25,825,364

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

Note 1.	Acquisition of CSC and Basis of Presentation

Acquisition

On April 11, 2014, NeoStem, a Delaware corporation, and CSC, a Delaware corporation, entered into an Agreement and Plan of Merger (as such agreement may be amended from time to time, the “CSC Merger Agreement”), among NeoStem, CSC, NBS Acquisition Sub I, Inc., a Delaware corporation (“Subco”), NBS Acquisition Sub II, LLC, a Delaware limited liability company (“Subco II”), and Jason Livingston, solely in his capacity as CSC stockholder representative (together with his permitted successors, the “CSC Representative”).

On May 8, 2014, pursuant to the terms of the CSC Merger Agreement, (i) Subco (a newly-formed wholly-owned subsidiary of NeoStem) merged with and into CSC (the “CSC Merger” or the “CSC Acquisition”), with CSC surviving the CSC Merger as a wholly-owned subsidiary of NeoStem, and (ii) CSC then merged with and into Subco II, another newly-formed wholly-owned subsidiary of NeoStem (the “Subco II Merger”, and collectively with the CSC Merger, the “Mergers”).

CSC (which is now NeoStem’s wholly-owned “NeoStem Oncology, LLC” subsidiary) is a biopharmaceutical company with deep expertise in stem cell biology that is engaged in the development of therapies using a patient’s own, i.e., autologous, cells. To date, CSC’s development efforts have been directed at immunotherapies for cancer, regenerative medicine for motor neuron replacement and dermatology. CSC’s most advanced program is an immunotherapy which uses patients’ own tumor cells to maximize the ability of their immune system to identify and eliminate the cancer initiating (stem) cells that are capable of reconstituting or developing new tumors, i.e., “replicating cells”. The focus of that program is for the treatment of metastatic melanoma. As a result of encouraging Phase 2 data, we expect to initiate a Phase 3 clinical trial later in 2014 for which Special Protocol Assessment (“SPA”), Fast Track designation, and Orphan Drug designation have been received.

All shares of CSC common stock (“CSC Common Stock”) and CSC preferred stock (“CSC Preferred Stock”, and collectively with the CSC Common Stock, the “CSC Capital Stock”) held by each person immediately prior to the effective time of the CSC Merger (the "Effective Time"), were cancelled and converted into the right to receive, in the aggregate (and giving effect to the liquidation preferences accorded to the CSC Preferred Stock):

(1)	An aggregate of 5,329,593 shares of NeoStem common stock (subject to payment of nominal cash in lieu of fractional shares) (the “Closing Merger Consideration”).

(2)
if payable after the Closing, certain milestone payments in an amount of up to $90 million in the aggregate, payable in shares of NeoStem Common Stock or cash, in NeoStem’s sole discretion, in the event of the successful completion of certain milestone events in connection with the CSC business being acquired by NeoStem (the “Milestone Payments”, and together with the Closing Merger Consideration, the “Merger Consideration”).

Basis of Presentation

In accordance with Article 11-02 of Regulation S-X, the objective of the pro forma financial information is to provide investors with information about the continuing impact of a particular transaction by illustrating how the acquisition of CSC might have affected NeoStem's historical financial statements if the transaction had been consummated at an earlier time.

The unaudited pro forma condensed combined balance sheet as of March 31, 2014 is presented as if the acquisition of CSC had occurred on March 31, 2014. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2013 and three months ended March 31, 2014 are presented as if the acquisition of CSC had occurred on January 1, 2013.

The preliminary allocation of the purchase price of CSC used in the unaudited pro forma condensed combined financial statements is based upon preliminary estimates. The estimates and assumption are subject to change upon completion of the valuation of the purchase consideration paid, and the valuation of CSC's assets and liabilities. Upon completion of the valuation, we expect to make additional adjustments, and these valuations could change significantly from those used in the pro forma condensed combined financial statements.

The process for estimating the fair values of in-process research and development, identifiable intangible assets, and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows, developing appropriate discount rates, and estimating the costs, timing and probability of success to complete in-process projects. Transaction costs are not included as a component of consideration transferred. The excess, if any of the purchase price (consideration transferred) over the estimated amounts of identifiable assets and liabilities of CSC as of the effective date of the acquisition will be allocated to goodwill. The purchase price allocation is subject to finalization of NeoStem’s analysis of the fair value of the assets and liabilities of CSC as of the effective date of the acquisition. Accordingly, the purchase price allocation in the unaudited pro forma condensed combined financial statements presented above is preliminary and will be adjusted upon completion of the final valuation. Such adjustments could be material. The final valuation is expected to be completed as soon as practicable but no later than one year after the consummation of the acquisition.

For purposes of measuring the estimated fair value of the assets acquired and liabilities assumed as reflected in the unaudited pro forma condensed combined financial statements, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Market participants are assumed to be buyers and sellers in the principal (most advantageous) market for the asset or liability. Additionally, fair value measurements for an asset assume the highest and best use of that asset by market participants. As a result, NeoStem may be required to value assets at fair value measures that do not reflect NeoStem’s intended use of those assets. Use of different estimates and judgments could yield different results.

When this transaction is completed, NeoStem will account for it in accordance with Accounting Standards Codification 805-10 (“ASC 805-10”). ASC 805-10 provides guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. ASC 805-10 also requires that assets acquired and liabilities assumed in a business combination that arise from contingencies be recognized at fair value if fair value can be reasonably estimated. For the purposes of preparing these unaudited pro forma condensed combined financial statements, we have established an estimated fair value of the equities and milestones being offered in this transaction as of May 2, 2014. The preliminary purchase price allocation is based on management’s estimate of acquired tangible and intangible assets and liabilities assumed, and will be adjusted based on the final valuation to be completed within one year from the acquisition date. The excess of the total purchase price over the fair value of the net assets acquired, including the estimated fair value of the identifiable intangible assets, will be allocated to goodwill. We expect that the fair value of current assets and fixed assets will approximate the book value of these assets and that the excess of purchase price over net deficit will be assigned principally to in-process research and development and Goodwill (if the purchase price exceeds the fair value of tangible and intangible assets as of the date of merger). The useful life of this intangible asset cannot be determined until the underlying research and development efforts are proved successful or are abandoned if the clinical studies are not successful, and accordingly, will not be amortized until such time.

The unaudited pro forma condensed combined financial information does not purport to be indicative of the financial position and results of operations that NeoStem will obtain in the future, or that NeoStem would have obtained if the acquisition of CSC had been consummated as of the dates indicated above. The pro forma adjustments are based upon currently available information and upon certain assumptions that NeoStem believes are reasonable. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements of NeoStem included in its annual reports on Form 10-K and the consolidated financial statements of CSC, included elsewhere in this current report on Form 8-K.

Reclassifications

Certain reclassifications have been made to conform CSC's historical amounts to NeoStem’s presentation. These reclassifications primarily relate to reclassifying (i) deposits to prepaid expenses and other current assets, (ii) accrued vacation, deferred rent - current, and other current liabilities to accrued liabilities, and (iii) deferred rent - long term to other long term liabilities.

Note 2.	Preliminary Purchase Price Allocation

The following table shows our calculation of the purchase price. Under the purchase method of accounting, the total purchase price will be allocated to CSC’s net tangible and intangible assets and liabilities assumed based on their estimated fair values at the acquisition date. Any excess of the purchase price over the estimated fair value of the net assets acquired will be recorded as goodwill. The estimated fair values reflected in the unaudited pro forma condensed combined financial information are preliminary and are based on the most recent available information. The preliminary fair value of the purchase price is comprised of upfront NeoStem equity, and future milestones payments in the event of the successful completion of certain milestone events. The preliminary fair value of the NeoStem equity is approximately $32.4 million, based on the issuance of approximately 5.3 million shares and NeoStem’s closing price of $6.08 on May 2, 2014. The preliminary fair value of the milestones is approximately $18.6 million, and is based on probability of success factors of meeting each respective milestone event. The preliminary fair value of the milestones have been classified as equity and will not be subject to remeasurement, since payment may be made in cash or equity at the discretion of NeoStem. The final valuation may result in fair values that are different than the preliminary estimates.

Fair value of NeoStem common stock issued for acquisition of CSC	$32,403,925	(1)
Fair value of future milestones and royalties	18,639,000
Total Purchase Price	$51,042,925

Preliminary Purchase Price Allocation:
Cash and cash equivalents	$259,300
Accounts receivable trade, net	64,200
Prepaid expenses and other current assets	44,600
Property, plant and equipment, net	1,072,200
Other assets	201,500
Goodwill	18,473,525
In-Process R&D	52,871,000
Accounts payable	(55,600)
Accrued liabilities	(453,800)
Deferred Tax Liability	(21,434,000)
	$51,042,925

(1) Based on the issuance of 5,329,593 shares of NeoStem's common stock, and NeoStem's closing price of $6.08 on May 2, 2014

Pro Forma Adjustments

(a)	For the purposes of these pro forma combined financial statements, it is assumed that the carrying values of these assets and liabilities approximate their fair values

(b)
Adjustment to reflect estimated fair value of equity issued to acquire all of CSC's equity interests, comprised of the assumed issuance of 5.3 million shares of NeoStem common stock at $6.08 per share (estimate as of May 2, 2014), and the estimated fair value of future milestone payments paid in the form of additional equity

(c)	Adjustment to record acquisition and elimination CSC's equity interests

(d)	Adjustments to assets acquired and liabilities assumed based on preliminary fair value assessment

(e)	Adjustment to record approximately 40% tax effect associated with the recognition of In-Process R&D

(f)	Adjustment representing the assumed issuance of an additional 5.3 million NeoStem common shares as of January 1, 2013, and added in full to the weighted average shares outstanding for 2013

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
California Stem Cell, Inc. and Subsidiaries
Irvine, CA

Report on the Financial Statements
We have audited the accompanying consolidated financial statements of California Stem Cell, Inc. and its subsidiaries which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of California Stem Cell, Inc. and its subsidiaries as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company needs to raise additional capital to continue its clinical programs, perform on-going research and fund operations. These matters raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ McGladrey LLP

Irvine, CA
February 5, 2014

California Stem Cell, Inc. and subsidiaries
Consolidated Balance Sheets

	March 31,	December 31,	December 31,
Assets	2014	2013	2012
	(unaudited)
Current Assets
Cash	$259,300	$1,704,200	$4,661,100
Accounts receivable	64,200	4,200	5,100
Prepaid expenses	44,600	68,400	59,200
Other receivables	—	—	122,200
Total current assets	368,100	1,776,800	4,847,600

Equipment and improvements, net	1,072,200	1,165,900	628,300
Construction in progress	—	—	712,000
Certificate of deposit	102,600	214,600	211,300
Deposit	98,900	98,900	106,900
Total assets	$1,641,800	$3,256,200	$6,506,100

Liabilities & Shareholders' Equity
Current Liabilities
Accounts payable	$55,600	$134,000	$44,200
Accrued vacation	154,200	139,000	106,600
Deferred rent	63,000	60,900	52,300
Deferred revenue	526,000	534,500	554,700
Other accrued expenses	299,600	40,800	119,200
Total current liabilities	1,098,400	909,200	877,000

Deferred rent, net of current portion	212,900	229,100	290,000
Deferred revenue, net of current portion	419,300	570,700	1,110,200

Shareholders' Equity
Preferred stock - Series D	3,000	3,000	2,200
Preferred stock - Series C	2,300	2,300	2,300
Preferred stock - Series B	1,700	1,700	1,700
Preferred stock - Series A	1,500	1,500	1,500
Common stock	5,600	5,400	5,400
Additional paid-in capital	19,562,100	19,005,700	16,383,900
Accumulated deficit	(19,665,000)	(17,972,400)	(12,668,100)
Total California Stem Cell, Inc. shareholders' equity	(88,800)	1,047,200	3,728,900
Noncontrolling interest	—	500,000	500,000
Total shareholders' equity	(88,800)	1,547,200	4,228,900
Total liabilities and shareholders’ equity	$1,641,800	$3,256,200	$6,506,100

See Notes to Consolidated Financial Statements.

California Stem Cell, Inc. and subsidiaries
Consolidated Statements of Operations

	Three months ended		Year ended
	March 31,		December 31,
	2014	2013	2013	2012
	(unaudited)	(unaudited)
Revenues:
License fees	$159,900	$159,200	$559,700	$302,700
Subcontract revenue	39,300	—	—	—
Product sales	17,700	15,200	243,000	39,000
Total revenues	216,900	174,400	802,700	341,700

Costs and expenses:
General and administrative	931,200	$557,800	$2,431,500	$1,977,800
Research and development	976,200	871,400	3,678,200	2,592,100
Operating loss	(1,690,500)	(1,254,800)	(5,307,000)	(4,228,200)

Other income, net	800	1,300	6,700	7,900
Loss before income taxes	(1,689,700)	(1,253,500)	(5,300,300)	(4,220,300)

State income taxes	(2,900)	(3,200)	(4,000)	(800)
Net loss	$(1,692,600)	$(1,256,700)	$(5,304,300)	$(4,221,100)

See Notes to Consolidated Financial Statements.

California Stem Cell, Inc. and subsidiaries
Consolidated Statements of Shareholders' Equity

	Series D	Series C	Series B	Series A	Common	Additional Paid-In	Retained	Noncontrolling	Total Shareholders'
	Amount	Amount	Amount	Amount	Stock	Capital	Earnings	Interest	Equity
Balance, December 31, 2011	$400	$2,300	$1,700	$1,500	$5,400	$10,392,400	$(8,447,000)	$500,000	$2,456,700

Issuance of Series D	1,800	—	—	—	—	5,944,100	—	—	5,945,900
Exercise of stock options	—	—	—	—	—	18,100	—	—	18,100
Stock-based compensation	—	—	—	—	—	29,300	—	—	29,300
Net loss	—	—	—	—	—	—	(4,221,100)	—	(4,221,100)

Balance, December 31, 2012	2,200	2,300	1,700	1,500	5,400	16,383,900	(12,668,100)	500,000	4,228,900

Issuance of Series D	800	—	—	—	—	2,553,400	—	—	2,554,200
Stock-based compensation	—	—	—	—	—	68,400	—	—	68,400
Net loss	—	—	—	—	—	—	(5,304,300)	—	(5,304,300)

Balance, December 31, 2013	3,000	2,300	1,700	1,500	5,400	19,005,700	(17,972,400)	500,000	1,547,200

China Stem Cell preferred stock exchanged for common shares (unaudited)	—	—	—	—	200	499,800	—	(500,000)	—
Stock-based compensation (unaudited)	—	—	—	—	—	56,600	—	—	56,600
Net loss (unaudited)	—	—	—	—	—	—	(1,692,600)	—	(1,692,600)

Balance March 31, 2014 (unaudited)	$3,000	$2,300	$1,700	$1,500	$5,600	$19,562,100	$(19,665,000)	—	$(88,800)

See Notes to Consolidated Financial Statements.

California Stem Cell, Inc. and subsidiaries
Consolidated Statements of Cash Flows

	Three months ended		Year ended
	March 31,		December 31,
	2014	2013	2013	2012
	(unaudited)	(unaudited)
Cash Flows From Operating Activities
Net loss	$(1,692,600)	$(1,256,700)	$(5,304,300)	$(4,221,100)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	75,300	77,400	310,600	177,400
Loss on sale of equipment	3,400	—	—	—
Stock-based compensation	56,600	15,100	68,400	29,300
Changes in operating assets and liabilities:
Accounts receivable	(60,000)	(4,400)	900	3,700
Prepaid expenses	23,800	17,500	(9,200)	(33,600)
Other assets	112,000	120,100	118,900	(125,800)
Accounts payable	(78,400)	40,500	89,800	(112,500)
Accrued vacation	15,200	24,200	32,400	74,100
Other accrued expenses	258,800	(65,200)	(78,400)	104,700
Deferred revenue	(159,900)	(159,200)	(559,700)	697,300
Deferred rent	(14,100)	(11,900)	(52,300)	106,300
Net cash used in operating activities	(1,459,900)	(1,202,600)	(5,382,900)	(3,300,200)

Cash Flows From Investing Activities
Deposits	—	—	8,000	(78,600)
Purchases of equipment and improvements	—	(120,300)	(136,200)	(66,700)
Construction in progress	—	—	—	(712,000)
Proceeds on sale of equipment	15,000	—	—	—
Net cash provided/(used) in investing activities	15,000	(120,300)	(128,200)	(857,300)

Cash Flows From Financing Activities
Proceeds from issuance of Series D Preferred shares	—	—	2,554,200	5,945,900
Proceeds from issuance of Common stock	—	—	—	18,100
Net cash provided by financing activities	—	—	2,554,200	5,964,000
Net decrease in cash	(1,444,900)	(1,322,900)	(2,956,900)	1,806,500

Cash
Beginning of period	1,704,200	4,661,100	4,661,100	2,854,600
End of period	$259,300	$3,338,200	$1,704,200	$4,661,100

Supplemental Disclosures of Cash Flow Information
Cash payments for:
State income taxes	$800	$800	$800	$800

California Stem Cell, Inc. and subsidiaries
Notes to Consolidated Financial Statements

Note 1: Nature of Business, Basis of Presentation, Management Plans, and Summary of Significant Accounting Policies
Nature of business: California Stem Cell, Inc. and subsidiaries (CSC) is a biotechnology company formed in 2005 and is registered as a corporation under the laws of the state of Delaware. The Company’s operations are principally in Irvine, California, which focuses on the application of high-purity human stem cells in clinical research and therapeutic development to treat life-threatening medical conditions.  CSC has several clinical programs based on a platform cancer technology capable of treating most bulk tumors, and are set to begin a Phase III clinical trial in metastatic melanoma.  CSC completed a Phase I clinical trial in liver cancer, and is preparing protocols for clinical trials in glioblastoma multiforme and ovarian cancer.   In addition to the oncology platform programs, the company is developing stem cell based replacement therapies for two neuromuscular conditions: amyotrophic lateral sclerosis (ALS, or Lou Gehrig’s Disease), and spinal muscular atrophy (SMA), a devastating hereditary condition.  CSC’s clinical development programs are supported by proprietary manufacturing methods and materials that enable controlled, large-scale cGMP compliant production of critical, high-purity materials.

Basis of Presentation: The consolidated financial statements as of and for the three month periods ended March 31, 2014 and 2013 included herein are unaudited. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted. The unaudited information contained herein has been prepared on the same basis as the Company's audited consolidated financial statements and, in the opinion of the Company's management, includes all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information for the periods presented. The interim results presented herein are not necessarily indicative of the results of operations that may be expected for the full fiscal year ending December 31, 2014 or any other future period.

Management plans: The Company’s ability to continue its clinical programs and perform on-going research is contingent upon management’s ability to raise sufficient capital to fund these activities. Management is investigating various capital raising alternatives including, but not limited to, additional capital issued to accredited investors, debt financing, joint venture arrangements, and merger and acquisition possibilities. Management believes that the planned actions will enable it to continue as a going concern and position itself to complete its clinical programs.

A summary of the Company’s significant accounting policies is as follows:

Principles of Consolidation: The consolidated financial statements include the accounts of California Stem Cell, Inc. and its wholly owned and majority owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates: The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant estimates include estimates of the useful lives and recoverability of long-lived assets, and the fair value of stock-based compensation. Actual results could differ from those estimates.

Subsequent Events. The Company has evaluated subsequent events through May 8, 2014, the date on which the consolidated financial statements were available to be issued.

Cash and Cash Equivalents: The Company considers cash on hand and cash in checking and savings accounts to be cash and all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company maintains its cash accounts with a financial institution with funds insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. The Company’s accounts at this institution may, at times, exceed FDIC-insured limits. The Company has not experienced any losses in such accounts.

Revenue recognition: Product sales are recorded upon shipment. Licensing revenue is recognized over the term of the agreement when services are rendered. Royalties are recognized the month following the close of the quarter. Subcontract revenue is recognized as services are performed. The Company defers any revenue from sales in which payment has been received, but the earnings process is not complete.

The Company evaluates separate contracts with the same entity that are entered into at or near the same time as a single arrangement in considering whether there are one or more units of accounting. The Company evaluates all deliverables in an arrangement to determine whether they represent separate units of accounting. When delivered items have value to the customer on a standalone basis and delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the Company, the delivered item is considered a separate unit of accounting and the total arrangement consideration is allocated at the inception of the arrangement to all separate units of accounting based on their relative selling price. Delivered items that do not qualify as separate units of accounting are combined with the other applicable undelivered items within the arrangement and the recognition of revenue is determined for those combined deliverables as a single unit of accounting. As further described in Note 5, the Company has entered into a multiple-element contractual arrangement with a certain customer in which the significant deliverables in the arrangement do not qualify as separate units of accounting since the delivered item is deemed to not have stand-alone value.

Through March 31, 2014, substantially all of the Company’s revenues have been derived from two parties, as described in Note 5.

Equipment and improvements: Equipment and improvements are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, which range from five to seven years. Estimated useful lives of furniture and fixtures and laboratory fixtures are seven years, computer equipment and lab equipment are five years. Leasehold improvements are stated at cost and amortized using the straight-line method over the shorter of the estimated useful life or the remaining lease term. Construction in progress is reclassified to the appropriate fixed asset classifications and depreciated accordingly when related assets are deemed ready for their intended use and placed in service.

Stock-Based Compensation: Stock incentive plans are granted to employees, nonemployee members of the Board of Directors, and consultants. Compensation expense is recognized over the requisite service period, which is generally the vesting period, based on the grant-date for employees and the earlier of the date at which a performance commitment is reached or the date at which the nonemployee’s performance is complete. The fair value is estimated using the Black Scholes option pricing valuation model. The Black Scholes model requires management assumptions including volatility, forfeiture rates and expected option life.

Income taxes: Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Income tax positions must meet a more-likely-than-not recognition threshold to be recognized. Income tax positions that previously failed to meet the more-likely-than-not threshold are recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not threshold are derecognized in the first subsequent financial reporting period in which that threshold is no longer met. The Company did not record any liability for unrecognized tax benefits for the years ended 2012, 2013, or the three months ended March 31, 2014.

Note 2. Equipment and Improvements
Equipment and improvements, stated at cost, is comprised of the following:

	March 31,	December 31,	December 31,
	2014	2013	2012
Equipment and improvements:	(unaudited)
Computer equipment	$ 30,500	$ 30,500	$ 30,500
Computer software	3,900	3,900	0
Furniture and fixtures	32,000	32,000	18,700
Laboratory equipment	331,100	392,300	276,600
Laboratory furnishings	62,700	62,700	62,700
Leasehold improvements	1,391,800	1,391,800	676,500
Total cost	1,852,000	1,913,200	1,065,000
Accumulated depreciation	(779,800)	(747,300)	(436,700)
Equipment and improvements, net	$ 1,072,200	$ 1,165,900	$ 628,300

Note 3. Shareholders’ Equity

The Company is authorized to issue 15,000,000 shares of Common Stock and 8,455,104 shares of Preferred Stock at $.001 par value per share, consisting of the following as March 31, 2014 and December 31, 2013 and 2012:

			Shares Issued and Outstanding
	Original Issue Price	Shares Authorized	March 31, 2014	December 31, 2013	December 31, 2012
			(unaudited)
Series A	$ 1.000	1,500,000	1,500,000	1,500,000	1,500,000
Series B	$ 1.370	1,678,800	1,678,800	1,678,800	1,678,800
Series C	$ 2.173	2,301,000	2,301,000	2,301,000	2,301,000
Series D	$ 3.361	2,975,300	2,975,300	2,975,300	2,215,400
Common Stock		15,000,000	5,632,400	5,482,400	5,482,400

	Cumulative Undeclared Dividends
	March 31, 2014	December 31, 2013	December 31, 2012
	(unaudited)
Series A	$ 836,300	$ 806,300	$ 686,300
Series B	885,400	839,400	655,400
Series C	1,403,400	1,303,400	903,400
Series D	1,181,500	981,500	310,100
	$ 4,306,600	$ 3,930,600	$ 2,555,200

Common Stock rights and privileges include the following:

Voting Rights: Each share of Common Stock is entitled to one vote for each share of Common Stock held at all meetings of stockholders.
Liquidation Preference: In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after the full liquidation preference on all outstanding shares of Preferred Stock has been paid, all remaining funds and assets will be distributed to holders of Common Stock and designated Preferred Stock, pro-rata based on the number of shares held by each stockholder.

Preferred Stock rights and privileges include the following:

Voting Rights: Each share of Preferred Stock carries a number of votes equal to the number of shares of Common Stock then issuable upon its conversion into Common Stock.
Dividends: Dividends on Preferred Stock are at 8% of the original issue price per year and are payable when declared by the Board. Dividends are not convertible to shares and undeclared dividends cumulate.

Liquidation Preference: In the event of any liquidation or winding up of the Company, the holders of the Series D Preferred shall be entitled to receive prior to and in preference to the holders of all other equity of the Company, a per share amount equal to the original issue price plus any cumulative undeclared dividends, whether or not declared. Thereafter, holders of Series C, then Series B, then Series A receive their original investment in addition to any cumulative undeclared dividends.

After the full liquidation preference on all outstanding shares of Preferred Stock has been paid, all remaining assets will be distributed to holders of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series

D Preferred on an as-converted basis until Preferred Stock holders receive payments equal to two times their original purchase price, plus an amount equal to all declared but unpaid dividends.

Conversion Rights: The holders of the Preferred Stock shall have the right to convert their shares of Preferred Stock, at any time, into shares of Common Stock at an initial conversion rate for each series of 1:1. Upon conversion, all preferred shares are surrendered and all rights with respect to the shares cease and terminate. Converted preferred shares are retired and cancelled and may not be reissued as shares. Under standard antidilution provisions, the conversion rate would be subject to a broad-based weighted average adjustment in the event that the Company issues additional equity securities at a purchase price less than the applicable conversion price.

Redemption Rights: Preferred Shares are not redeemable except in in accordance with a liquidation event, whereby all outstanding shares are redeemed at the liquidation amount. Any redeemed or otherwise acquired shares of Preferred Stock are automatically and immediately cancelled and retired and shall not be reissued, sold, or transferred.

Non-controlling Interest: The non-controlling interest represents preferred stock owned in a subsidiary of the Company. The preferred shareholders have no voting rights. Dividends are at 8% of the original purchase price per year and are payable when declared by the Board. Dividends are not convertible to shares and undeclared dividends cumulate. Cumulative undeclared dividends as of December 31, 2013 and 2012 were $112,100, and $72,100, respectively. The Company is not obligated to pay the cumulative undeclared dividends except in the event of liquidation, dissolution or winding up of the company. In the event of any liquidation or winding up of the Company, the preferred shareholders shall be entitled to receive prior to and in preference to the common shareholders, a per share amount equal to the Original Purchase Price plus any cumulative undeclared dividends, whether or not declared. Preferred shares can be converted to common shares on a 1:1 basis at any time, at which point all rights with respect to the preferred shares are immediately terminated and are no longer deemed outstanding. In February 2014, the preferred shareholder sold its shares to the Company in exchange for 150,000 shares of common stock of the Company at a par value of $0.001 per share.

2007 Equity Incentive Plan

The Company has an Equity Incentive Plan (the “2007 Plan”), which is administered by the Board. The 2007 Plan provides grants to employees of incentive stock options, or to directors and consultants of nonstatutory stock options. Under the plan, 1,983,079 shares of Common Stock were reserved for issuance of stock options to selected employees, directors, and consultants. Options under the Plan expire no later than 10 years from the date of grant and are not transferable except by will or by the laws of descent and distribution. For incentive stock options, the exercise price shall be equal to 100% of the fair market value of the underlying common stock on the date of grant. The exercise price for nonstatutory stock options shall be at least 85% of the fair market value. Options granted to employees vest at a rate of at least twenty percent (20%) per year over five years from the grant date subject to reasonable conditions such as continued employment.

A summary of the shares reserved for options outstanding and available for grant under the 2007 Plan is as follows (unaudited):

		Weighted-
		Average	Remaining
	Number of	Exercise	Contractual
	Options	Price	Term (years)

Outstanding at December 31, 2012	754,000	$0.24	4.58
Granted	259,700	$0.88	9.22
Exercised	—	$—	—
Forfeited or expired	(13,000)	$0.50	6.97
Outstanding at December 31, 2013	1,000,700	$0.40	6.50
Granted (unaudited)	—	$—	—
Exercised (unaudited)	—	$—	—
Forfeited or expired (unaudited)	—	$—	—
Outstanding at March 31, 2014 (unaudited)	1,000,700	$0.40	6.25

Vested or expected to vest	992,700	$—	—

Exercisable at March 31, 2014 (unaudited)	734,700	$0.24	5.61

Shares available for grant	—

Unrecognized compensation cost related to stock-based compensation, net of estimated forfeitures, as of March 31, 2014 and December 31, 2013, was approximately $161,700 (unaudited) and $167,200, respectively. The cost is expected to be recognized over a weighted average period of three years.

The weighted-average fair value of options granted in 2013 and 2012 was $0.72 and $0.32, respectively. The fair value of options granted in 2013 was estimated at the grant date for employees and the earlier of the date at which the performance commitment was reached or the performance was complete for nonemployees using the Black Scholes option-pricing model with the following assumptions:

	2013	2012
Expected volatility range	68.7% to 80.0%	67.9% to 68.7%
Risk-free interest rate range	0.85% to 2.02%	0.13% to 1.15%
Expected term range	5 to 7 years	1 to 7.5 years

Expected volatilities were based on the historical volatility of a pool of public companies that management had determined was comparable to that of the Company. The risk-free interest rate was calculated using the U.S. Treasury yield curves in effect at the time of grant, commensurate with the expected life of the options. The expected term of options granted in 2013 represents the estimated period of time until exercise and is based on the weighted average of the historical experience of similar awards, giving consideration to the contractual terms, vesting schedules, and expectations of future employee behavior.

Stock-based compensation expense is recognized based on awards ultimately expected to vest and accordingly, is reduced for estimated forfeitures. At a minimum, the expense reflects the grant-date fair value of those awards that actually vested in the period. Forfeitures have been estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on historical experience.

2013 Equity Incentive Plan

The Company has an Equity Incentive Plan (the “2013 Plan”), which is administered by the Board. The 2013 Plan provides grants to employees of incentive stock options, or to directors and consultants of nonstatutory stock options. Under the plan, 2,500,000 shares of Common Stock were reserved for issuance of stock options to selected employees, directors, and consultants. Options under the Plan expire no later than 10 years from the date of grant and are not transferable except by will or by the laws of descent and distribution. For incentive stock options, the exercise price shall be equal to 100% of the fair market value of the underlying common stock on the date of grant. The exercise price for nonstatutory stock options shall be at least 85% of the fair market value. Options granted to employees vest at a rate of at least twenty percent (20%) per year over five years from the grant date subject to reasonable conditions such as continued employment.

A summary of the shares reserved for options outstanding and available for grant under the 2013 Plan is as follows (unaudited):

		Weighted-
		Average	Remaining
	Number of	Exercise	Contractual
	Options	Price	Term (years)
Outstanding at December 31, 2012	—	$—	—
Granted	53,300	$0.90	9.74
Exercised	—	$—	—
Forfeited or expired	—	$—	—
Outstanding at December 31, 2013	53,300	$0.90	9.74
Granted (unaudited)	571,300	$1.18	9.75
Exercised (unaudited)	—	$—	—
Forfeited or expired (unaudited)	—	$—	—
Outstanding at March 31, 2014 (unaudited)	624,600	$1.16	8.92

Vested or expected to vest	607,500	$1.16	9.73

Exercisable at March 31, 2014 (unaudited)	6,700	$0.90	9.73

Shares available for grant	1,875,400

Unrecognized compensation cost related to stock-based compensation, net of estimated forfeitures, as of March 31, 2014 and December 31, 2013, was approximately $457,200 (unaudited) and $43,800, respectively. The cost is expected to be recognized over a weighted average period of three years.

The weighted-average fair value of options granted during the three month period ended March 31, 2014 was $0.82 (unaudited), and year ended December 31, 2013 was $0.90. The fair value of options granted in 2014 and 2013 was estimated at the grant date for employees and the earlier of the date at which the performance commitment was reached or the performance was complete for nonemployees using the Black Scholes option-pricing model with the following assumptions:

	2014	2013
	(unaudited)
Expected volatility range	75%	80%
Risk-free interest rate range	1.72% to 2.41%	2.02%
Expected term range	5 to 7 years	7 years

Expected volatilities were based on the historical volatility of a pool of public companies that management had determined was comparable to that of the Company. The risk-free interest rate was calculated using the U.S. Treasury yield curves in effect at the time of grant, commensurate with the expected life of the options. The expected term of options granted in 2014 and 2013 represents the estimated period of time until exercise and is based on the weighted average of the historical experience of similar awards, giving consideration to the contractual terms, vesting schedules, and expectations of future employee behavior.

Stock-based compensation expense is recognized based on awards ultimately expected to vest and accordingly, is reduced for estimated forfeitures. At a minimum, the expense reflects the grant-date fair value of those awards that actually vested in the period. Forfeitures have been estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on historical experience.

Note 4. Income Taxes

The provision for income taxes for the three months ended March 31, 2014 and 2013 (unaudited), and the years ended December 31, 2013 and 2012 consisted of minimum state taxes.

The Company has certain temporary book to tax differences and loss carryforwards that give rise to deferred tax assets and liabilities. Deferred tax assets relate primarily to net operating loss carryforwards, credit carryforwards and nondeductible accruals. A full valuation allowance has been placed on the balance of net deferred tax assets as of March 31, 2014, December 31, 2013 and December 31, 2012 as the ability to realize the value of such assets is uncertain. Net operating loss carryforwards at March 31, 2014 and December 31, 2013 total approximately $15 million (unaudited) each for federal and state purposes, which begin to expire in 2026. The Company also has research and development tax credit carryforwards for federal and state of approximately $400,000 each. Federal credits begin to expire in 2026 and California credits carryforward indefinitely.

Pursuant to Internal Revenue Code Section 382 and similar provisions, the Company’s ability to use net operating loss and credit carryforwards to offset current net income may be limited if the Company had a 50 percent change in ownership. The Company has not completed a Section 382 analysis to determine if a change in ownership has occurred. Until such analysis is completed, there are no assurances that the existing net operating loss or credit carryforwards are subject to significant limitation.

Note 5. License and Agreements

In April 2010, the Company entered into a license agreement with an unrelated party to develop and commercialize high purity cells differentiated from human embryonic stem cell (hESC) lines. Under the terms of the agreement, the unrelated party was granted the exclusive worldwide license to manufacture, distribute and sell such cell lines (in the formats of multi-well plates or frozen vials) and growth media. On the same date, the Company also entered into a supply agreement whereby the Company would exclusively manufacture and supply media, plates and vials to the unrelated party. In connection with the license agreement, the Company received an upfront non-refundable license payment of $500,000 for the exclusive license and another $500,000 upon the unrelated party’s first commercial sale of the Company’s plates. Both agreements have initial terms of 7 years, with automatic 3-year renewal periods unless otherwise terminated under the terms of the agreements. The license payments were recorded as deferred revenue upon receipt and are being recognized upon delivery of the licensed products based on the units of product delivered over management’s estimate of total supply expected over the term of the agreement. License fees revenues recognized during the three months ended March 31, 2014 and 2013 was approximately $71,700 (unaudited) and $71,000 (unaudited), respectively, and product revenue recognized for shipment of licensed product amounted to approximately $12,500 (unaudited) and $9,600 (unaudited), respectively. License fees revenues recognized during the years ended December 31, 2013 and 2012 were approximately $206,800 and $155,700, respectively, and product revenue recognized for shipment of licensed product amounted to approximately $27,500 and $20,400, respectively. As of March 31, 2014, December 31, 2013, and December 31, 2012, deferred revenue associated with this license was approximately $533,500 (unaudited), $605,200, and $812,000, respectively, which is included in deferred revenue in the accompanying consolidated balance sheets. The Company also receives royalties on future product sales made by the unrelated party. During the three months ended March 2014 and 2013, royalty revenue recognized was approximately $1,800 (unaudited) and $1,000 (unaudited), respectively. During the years ended December 31, 2013 and 2012, royalty revenue recognized was approximately $4,700 and $2,700, respectively.

In August 2010, the Company entered into an arrangement with an unrelated Chinese-based entity for the purpose of cooperation between them on a sole and exclusive basis in the territory of China, Hong Kong, Macau, and Taiwan with respect to stem cell research and development, clinical trials, treatment, distribution, and marketing. In July 2012, the Company entered into limited use agreements with this unrelated entity to develop motor neuron progenitors and for the use of autophagic tumor cells and treatments. The agreements have an initial term of 3 years, with automatic 2-year renewal periods unless otherwise terminated under the terms of the agreements. In connection with the agreement, the Company received a one-time license fee of $1 million, which was recorded as deferred revenue upon receipt and is being recognized as revenue ratably over the term of the license agreement of three years. License fees revenues recognized during the three months ended March 31, 2014 and 2013 was approximately $88,200 (unaudited) per quarter, and during the years ended December 31, 2013 and 2012 was approximately $352,900 and $147,000, respectively. Deferred revenue was approximately $411,800 (unaudited), $500,000, and $852,900 at March 31, 2014, December 31, 2013, and December 31, 2012, respectively.

Note 6. Transfer and Royalty Agreement

In September 2011, an unrelated party transferred its dendritic cancer program including investigational new drug (IND) studies to the Company, which included all rights in data, discoveries, inventions, technical knowledge, information and rights, improvements, methods, designs, specifications, and other know-how. All rights to registered and unregistered intellectual property rights were also transferred to the Company. No upfront fee was required of or paid by the Company, however, a 2% royalty will be paid on net sales of any commercially marketed product developed from the program. Royalty payments would continue until the 15th anniversary of when the first royalty payment is due. As of March 31, 2014 and December 31, 2013, no commercial sales of the product developed by the program had occurred.

In connection to the dendritic cancer program, the unrelated party transferred to the company human tissue samples stored at the facility, records related to the storage and preservation of the samples, and equipment used in the storage of the samples. Written storage contract agreements with the patients were also transferred to the Company.

Note 7. Subcontract Revenue
In March 2014, the Company entered into a subcontract agreement with an unrelated third party. The period of performance for this subcontract is twelve months and the total estimated cost for performance is approximately $483,100 (unaudited). Under the terms of the agreement, the Company acts as the subcontractor and as such, bills the unrelated third party for monthly services provided. Subcontract revenue recognized in the three months ending March 31, 2014 was approximately $39,300 (unaudited).

Note 8. Commitment and Contingencies
401(k) Plan

The Company sponsors a defined-contribution savings plan covering all eligible employees (“the Plan”). Subject to Internal Revenue Service limitations, participating employees can contribute up to 100% of eligible compensation on a pre-tax basis, or elect to make Roth elective deferrals into the Plan, which are made on an after-tax basis. The Company matches employee contributions 100% up to 4% of eligible compensation. Employer contributions during the three months ended March 31, 2014 and 2013 were approximately $20,300 (unaudited) and $18,600 (unaudited), respectively, and during the years ended December 31, 2013 and 2012 were approximately $77,300 and $63,200, respectively.

Operating Lease

In June 2011, the Company entered into a lease for office space of approximately 8,000 rentable square feet in Irvine, CA with an initial lease term of 52 months. The lease required the Company to provide the landlord with a letter of credit as a security deposit. The Company provided the bank that issued the letter of credit on its behalf, a security deposit of $203,000 to guarantee the letter of credit. This was included in the certificate of deposit on the consolidated balance sheet. The lessor granted the Company a tenant improvement allowance of $204,000, which was recognized as a lease incentive and recorded as a reduction to rental expense on a straight-line basis over the lease term.

In July 2012, the Company extended its lease for an additional 3,000 rentable square feet and an additional 65 months from the date of the amended lease agreement. The lessor granted the Company a tenant improvement allowance of $117,000 for the expansion premises, which was recognized as a lease incentive and recorded as a reduction to rental expense on a straight-line basis over the remaining lease term.

Rent expense was approximately $56,600 (unaudited) and $59,700 (unaudited) during the three months ended March 31, 2014 and 2013, respectively, and $238,600 and $177,000 during the years ended December 31, 2013 and 2012, respectively. The Company’s future minimum lease payments as of December 31, 2013 is reflected in the following table:

Years Ending December 31,	Amount

2014	$299,500
2015	307,900
2016	315,600
2017	310,900
$1,233,900

Note 9. Subsequent Events (unaudited)
Joint Venture and License Agreement Termination

On April 1, 2014, the Company terminated the joint venture agreement and license agreements with the unrelated Chinese-based entity mentioned in Note 5. As such, the recognition of the deferred license fee revenue was accelerated and recognized in full. On the same date, the Company entered into an exclusive license agreement with this unrelated Chinese-based entity to develop and commercialize hepatocellular carcinoma stem cells in the territory of China, Hong Kong, Macau, and Taiwan. The agreement has an initial term of seven years. In connection with the agreement, the Company will receive a license fee of $30,000,000, payable as follows: $1,000,000 due on or before the first patient is enrolled in the Phase II clinical trial, $5,000,000 due on or before the date that is six months after the date on which interim data from the Phase III clinical trial becomes available, $5,000,000 due upon receipt of regulatory approval of a product in the territory, and $30,000,000 less the amount of license fees previously paid on the earliest to occur of a first commercial sale or any sublicense of the agreement to any third party. The Company will also be entitled to receive 50% royalties of net income, and a quarterly reimbursement for operating expenses up to $375,000. For any approved sublicenses, the Company will also receive 50% of any and all payments received from the sublicensee. The Company also entered into an exclusive license agreement with this unrelated Chinese-based entity to use the motor neuron progenitor cells in research and development, clinical trials, distribution, marketing, treatment of certain diseases and conditions comprised of dermatology and wound healing, neurological diseases and conditions, spinal cord injury, oncology, infectious diseases, ophthalmology, inflammation, and cardiovascular disease in the territory of China, Hong Kong, Macau, and Taiwan on the same date. The agreement has an initial term of three years, with automatic 2-year renewal periods unless otherwise terminated under the terms of the agreements. In connection with the agreement, the Company will receive 20% royalties of net sales, payable within 30 days of the end of each quarter.

NeoStem Merger

On April 11, 2014, NeoStem, a Delaware corporation, and the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), among NeoStem, the Company, NBS Acquisition Sub I, Inc., a Delaware corporation (“Subco”), NBS Acquisition Sub II, LLC, a Delaware limited liability company (“Subco II”), and Jason Livingston, solely in his capacity as the Company's stockholder representative (together with his permitted successors, the “CSC Representative”). On May 8, 2014, pursuant to the terms of the Merger Agreement, (i) Subco merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of NeoStem, and (ii) the Company then merged with and into Subco II (the “Subco II Merger”, and collectively with the Merger, the “Mergers”).

All shares of the Company's common stock and preferred stock held by each person immediately prior to the effective time of the Merger were cancelled and converted into the right to receive, in the aggregate (and giving effect to the liquidation preferences accorded to the preferred stock):

(1)	An aggregate of 5,329,593 shares of NeoStem common stock; and

(2)
if payable, certain milestone payments in an amount of up to $90 million in the aggregate, payable in shares of NeoStem common stock or cash, in NeoStem’s sole discretion, in the event of the successful completion of certain milestone events in connection with the Company's business being acquired by NeoStem.

Stock Options

In connection with the merger discussed above and pursuant to the terms of the 2007 and 2013 Equity Incentive Plans and agreement, all stock options issued and outstanding as of the date of the merger were accelerated and exercised. The Merger Agreement required all option holders to enter into cancellation agreements in exchange for the right to receive a portion of the Merger Consideration.